Exhibit 2.1
*** Text omitted and Filed Separately
CONFIDENTIAL TREATMENT REQUESTED
Under C.F.R. §§200.80(b)(4) and 240.24b-2
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this Asset Purchase Agreement, together with all annexes, exhibits, schedules and other documents attached hereto, hereinafter referred to as the “Agreement”) dated as of December 21, 2006 is made by and among Valeant Research & Development, a Delaware corporation (“Seller”), Valeant Pharmaceuticals International, Inc., a Delaware corporation (“Parent”) (solely for purposes of Article 5) and IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”).
Recitals
     Whereas, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets of Seller related to the Programs.
     Whereas, certain terms used herein without definition are defined in Annex A and the location of all other defined terms used herein is listed in Annex A.
     Now Therefore, for and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:
ARTICLE 1
ASSETS, LIABILITIES AND PURCHASE PRICE
     1.1 Purchase and Sale of Assets. Seller agrees to sell, transfer, convey, assign and deliver (“Transfer”) or where necessary cause its Affiliate(s) to Transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and its Affiliates, all of the rights, title and interest to the following properties, assets and contracts (such transferred assets hereinafter collectively referred to as the “Transferred Assets”), free and clear of all Liens other than Permitted Liens:
          (a) the inventories including, without limitation, all raw materials and supplies, manufactured and processed parts, work in process and finished goods, (i) set forth on Schedule 1.1(a) or (ii) exclusively used or held for exclusive use in the Programs (collectively, the “Inventories”);
          (b) the packaging materials, shipping materials, machinery, equipment, furniture, furnishings, fixtures, handling equipment, laboratory equipment, computer hardware (excluding laptops and desktop computers), data, software, molds, tools, parts and other items of personal tangible property, including items on order but undelivered, (i) set forth on Schedule 1.1(b) or (ii) exclusively used or held for exclusive use in the Programs;
          (c) all right, title and interest in and to intellectual property rights and other proprietary or confidential information, whether protected, created or arising under the laws of the United States or any other jurisdiction, including Patents, Copyrights, Know-How, Trade Secrets, Software and Confidential Information, including rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof, owned by Seller or its Affiliates and (i) used exclusively or held for the exclusive use in the Programs or (ii) listed on Schedule 1.1(c) (all of the foregoing, the “Acquired Intellectual Property”);
          (d) subject to Section 1.8, all rights in, to and under the Contracts, other than the Excluded Contracts, that are (i) listed on Schedule 1.1(d) or (ii) used exclusively or held for exclusive use in the Programs, (collectively, the “Assumed Contracts”);
          (e) the Permits, licenses, license applications, approvals, certifications, and product and/or service clearances that are (i) set forth on Schedule 1.1(e) or (ii) used exclusively or held for the exclusive use in the Programs;
          (f) all books, records, data, manuals, files and other documentation, whether written, electronic or otherwise, used exclusively or held for the exclusive use in the Programs, including, supplier lists, purchase and sale records, correspondence, quality control records, research and development files, drawings, blue prints, and designs;
          (g) all prepaid expenses, advance payments (if any), and prepaid items of Seller used exclusively or held for the exclusive use in the Programs;
          (h) the Notebooks and Study Reports set forth on Schedule 1.1(h) that exclusively relate to the MEK and HIV programs; and
          (i) the Notebooks and Study Reports set forth on Schedule 1.1(h) that predominantly relate to the MEK and HIV programs; provided that Purchaser will allow Seller reasonable access to examine and copy the files, or to temporarily possess the originals thereof, as reasonably requested by Seller.
     1.2 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, Seller shall retain all right, title and interest to, and shall not Transfer to Purchaser, any rights, titles, interests, properties, assets, contracts or leases that are not specifically included in the Transferred Assets, (the “Excluded Assets”), including but not limited to the following:
          (a) all cash, cash equivalents, marketable securities and intercompany accounts receivable of Seller, including all accounts receivable arising out of or relating to its Affiliates or the Programs;
          (b) all assets of Seller’s and its Affiliates’ employee benefit plans (the “Benefit Plans”);
          (c) all minute books, stock books, Relevant Tax Returns and similar corporate records of Seller and its Affiliates;

          (d) all employees of Seller and its Affiliates;
          (e) all claims and counterclaims with respect to rights of offset against Liabilities of the Programs not assumed by Purchaser;
          (f) all rights of Seller under this Agreement and the Transaction Documents;
          (g) all rights of Seller and its Affiliates in, to and under the Contracts listed on Schedule 1.2(g) (the “Excluded Contracts”);
          (h) all intellectual property rights other than those set forth in Schedule 1.1(c); and
          (i) all Notebooks and Study Reports set forth on Schedule 1.1(h) for the retigabine program; provided that Seller will allow Purchaser reasonable access to examine and copy the files as requested by Purchaser, or to temporarily possess the originals thereof, as reasonably requested by Purchaser.
     1.3 Obligations and Liabilities. Purchaser shall control all claims, proceedings and other matters relating to the Assumed Liabilities and Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly refer all such matters to Purchaser for handling. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, perform and discharge when due, subject to Section 1.8, all obligations and Liabilities of Seller or its Affiliates under the Assumed Contracts listed on Schedule 1.1(d) to the extent such obligations are to be performed or such Liabilities arise after the Closing (the “Assumed Liabilities”).
     1.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall control all claims, proceedings and other matters relating to Excluded Liabilities, and Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly refer all such matters to Seller for handling. “Excluded Liabilities” shall mean all (i) Liabilities not specifically included in the Assumed Liabilities, (ii) Liabilities of Seller and its Affiliates arising out of, relating to or otherwise in respect of the Programs before the Closing, (iii) all other Liabilities of Seller and its Affiliates of any kind whatsoever that are not directly related to the Programs, and (iv) the following Liabilities:
          (a) all Liabilities in respect of any and all products of the Programs sold and/or services performed by Seller or any of its Affiliates before the Closing;
          (b) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services, of any individual by Seller or any of its Affiliates, (ii) workers’ compensation claims against Seller or any Affiliate of Seller or (iii) any Benefit Plan;
          (c) all Liabilities in respect of a breach by or default of Seller occurring under Assumed Contracts with respect to any period prior to Closing;

          (d) all Liabilities under Assumed Contracts for payment of any amount, regardless of when invoiced, if and to the extent that such payment relates to the operation of the Programs prior to the Closing;
          (e) all Liabilities in respect of any pending or threatened Action or any claim arising out of, relating to or otherwise in respect of (i) the Programs (in which case only that portion of such Liabilities that relates exclusively to the operation of the Programs prior to the Closing and not operations thereafter shall be an Excluded Liability), or (ii) any Excluded Asset;
          (f) fees and expenses payable by Seller in accordance with Section 7.3 and all amounts required to be paid by Seller to any Third Party, other than a Governmental or Regulatory Authority, in connection with the Transfer to Purchaser of the Transferred Assets;
          (g) all Taxes of Seller, except as otherwise expressly provided herein; and
          (h) all Liabilities under the Excluded Contracts.
     1.5 Consideration; Milestones and Royalty Payments. As part of the consideration for the sale of the Transferred Assets and the transactions described in the Transaction Documents, Purchaser agrees as follows:
          (a) Product Development.
               (i) Purchaser will use Commercially Reasonable Efforts to further develop the Products with the objective of obtaining marketing approval for the 806 Products and 119 Products in their respective Fields in the United States, the United Kingdom, France, Spain, Italy and Germany. Purchaser will employ efforts designed to consistently advance the Programs, with the goal of achieving the first Milestone Event within 24 months after Closing.
               (ii) Purchaser may perform the efforts required under Section 1.5(a)(i) itself or through an Affiliate. Purchaser may also perform such efforts through a Sublicensee, but only as permitted under Section 1.5(a)(iii).
               (iii) Purchaser may use a Sublicensee to perform the efforts required under Section 1.5(a)(i) with respect to the MEK Program or HIV Program in its sole discretion; provided that Purchaser shall not use a Sublicensee to perform the efforts required under Section 1.5(a)(i) with respect to the 806 Product without the prior written consent of Seller, such consent not to be unreasonably withheld, provided that, no such consent shall be required if such Sublicensee shall have [***]
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               (iv) Except as otherwise provided in this Agreement, all costs and expenses incurred by Purchaser for the development of the Products after the Closing Date shall be paid by Purchaser.
               (v) Except as provided for otherwise in the Transaction Documents or as necessary to enforce Seller’s rights under the Transaction Documents, neither Seller nor its Affiliates will take any actions intended to hinder or otherwise restrict Purchaser’s ability to develop the Products. For the avoidance of doubt, Purchaser and its Affiliates shall be permitted to employ or otherwise procure the services of any former employees of Seller or its Affiliates who are no longer employees of Seller or its Affiliates as of or after the Closing, and neither the Seller nor its Affiliates shall take any actions intended to hinder the Purchaser or its Affiliates from employing or procuring the services of such persons.
          (b) Lease, Master Service Agreement and Non-Compete Agreement. As partial consideration for Seller’s execution of this Agreement, Purchaser will:
               (i) lease from Parent, for a period of not less than twelve (12) months at a rate of $1.50 per square foot, approximately 60,000 square feet of space at 3300 Hyland Avenue, Costa Mesa, California 92626 pursuant to a lease on substantially the terms set forth on Exhibit E hereto (the “Lease”);
               (ii) provide research and development services to Seller related to Seller’s neuropharmacology program pursuant to a master services agreement in the form attached hereto as Exhibit F (the “Master Services Agreement”); and
               (iii) agree not to conduct discovery, research or development activities with respect to pharmaceutical products targeting neurological diseases, or otherwise compete with Seller in the field of neuropharmacology, during the term of the Master Services Agreement as more particularly described in the form of non-competition agreement attached hereto as Exhibit H (the “Non-Compete Agreement”).
          (c) 806 Product Milestone Payments. Within 10 days following the first occurrence of each of the events set forth below with respect to an 806 Product, Purchaser shall pay to Seller the milestone payment set forth below:

Milestone Event	Milestone Payment
Dosing of first patient in the first Phase 2b Clinical Trial of an 806 Product (minimum of 3 month treatment duration)	$2,000,000
Dosing of first patient in the first Phase 3 Clinical Trial of an 806 Product	$3,000,000
Acceptance by the FDA of the first NDA for an 806 Product in the United States	$5,000,000
Approval by the FDA of the first NDA for an 806 Product in the United States	$15,000,000

Each of the milestone payments described in this Section 1.5(c) shall be payable no more than one (1) time regardless of the number of 806 Products or indications therefor which are developed or commercialized.
          (d) Back-Up 806 Product Milestone Payments. If a Back-Up 806 Product is developed, then the milestone payments under Section 1.5(c) shall apply to such Back-Up 806 Product but only those milestone payments under this Section 1.5(d) related to milestone events that were not previously achieved with respect to the 806 Product under Section 1.5(c) shall be payable with respect to a Back-Up 806 Product. Each of the milestone payments described in this Section 1.5(d) shall be payable no more than one (1) time regardless of the number of Back-Up 806 Products or indications therefor which are developed or commercialized.
          (e) 119 Product Milestone Payments. Within 10 days following the first occurrence of each of the events set forth below with respect to a 119 Product, Purchaser shall pay to Seller the milestone payment set forth below:

Milestone Event	Milestone Payment
Dosing of first patient in the first Phase 2b Clinical Trial of a 119 Product	$1,000,000
Dosing of first patient in the first Phase 3 Clinical Trial of a 119 Product	$2,000,000
Acceptance by the FDA of the first NDA for a 119 Product in the United States	$4,000,000
Approval by the FDA of the first NDA for a 119 Product in the United States	$10,000,000
          Each of the milestone payments described in this Section 1.5(e) shall be payable no more than one (1) time regardless of the number of 119 Products or indications therefor which are developed or commercialized.
          (f) Royalties. Purchaser shall pay to Seller royalties on Net Sales of the identified Products by Purchaser and its Affiliates at the following rates:
               (i)  [***] of Net Sales in the United States and Canada of the first 806 Product or Back-Up 806 Product to generate Net Sales;
               (ii)  In the event any royalties have accrued or been paid pursuant to Section 1.5(f)(i), [***] of Net Sales in the United States and Canada of any other 806 Products or Back-Up 806 Products to generate Net Sales;
               (iii)  [***] of Net Sales of any 119 Product to generate Net Sales.
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          (g) Royalty Term. The payments specified in Section 1.5(f) shall be payable on a Product-by-Product and country-by-country basis for a period equal to the Royalty Term for such Product in such country.
          (h) Royalty Credits. In the event that licenses to intellectual property rights of Third Parties are required by Purchaser or its Affiliates or Sublicensees in order to make, have made, import, export, use, distribute, promote, market, offer for sale, or sell any Product, Purchaser or its Affiliates or Sublicensees shall be solely responsible for acquiring such licenses at its sole discretion. On a Product-by-Product basis, in the event that such a license is required, Purchaser shall have the right to reduce any royalty or other payment otherwise due to Seller hereunder (excluding any amounts previously paid to Seller) by [***] of the amount of royalties or payments actually paid by Purchaser, or any of its Affiliates or Sublicensees, to a Third Party under any such license granted by such Third Party; provided, however, that in no event shall the royalties or other payments due to Seller for any Product in any country in any calendar quarter be reduced to less than [***] of the payment otherwise due to Seller hereunder for such Product in such country.
     1.6 806 Product License Option. Purchaser hereby grants Seller an option for an exclusive, royalty-bearing license under the Purchaser 806 Patents to make, have made, use, sell, offer for sale and import, in all territories outside the United States and Canada, the first of either (i) the 806 Product or (ii) a Back-Up 806 Product successfully to complete a Phase 2b Clinical Trial for prevention or treatment of HIV infection (the “Option”). Purchaser agrees to deliver promptly to Seller the final results from such Phase 2b Clinical Trial, certified by an authorized officer of Purchaser. Seller shall have the right to exercise the Option by providing Purchaser written notice of such exercise within [***] days following Purchaser’s delivery to Seller of the final results from such Phase 2b Clinical Trial. Seller’s exercise of the Option shall be subject to Seller making the following payments to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser:
          (a) an Option fee of [***] due following execution by both parties of a definitive license agreement (the “Option License”) between Seller and Purchaser for the territory outside of the United States and Canada following Seller’s exercise of the Option and following expiration or termination of any waiting period under the Hart-Scott Rodino (HSR) Act or other antitrust requirements relating to the Option License;
          (b) a payment of [***] due following execution by both parties of the Option License and upon delivery to Seller of the first of either a Certificate of Pharmaceutical Product from the FDA or a Certificate of Medicinal Product from the European Medicines Agency, in each case covering the 806 Product or the Back-Up 806 Product, as applicable;
          (c) a payment of [***] due following execution by both parties of the Option License and upon the receipt by Seller from the appropriate Regulatory Authority of an approved Market Authorization Application covering the 806 Product or
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the Back-Up 806 Product, as applicable, including the first approved pricing and reimbursement by a country in the European Union for the 806 Product or the Back-Up 806 Product, as applicable; and
          (d) following execution by both parties of the Option License, a [***] royalty on Net Sales of the 806 Product or the Back-Up 806 Product, as applicable, by Seller in all territories outside the United States and Canada on a country-by-country basis, where corresponding terms as the royalty term and royalty credits applied to royalties from Purchaser to Seller in 1.5(g) and (h) shall apply to royalties from Seller to Purchaser under this Section 1.6(d).
If Seller exercises the Option, Purchaser and Seller agree to negotiate in good faith to establish reasonable and customary terms and conditions related to the Option License for all territories outside the United States and Canada. Seller shall have no rights as a licensee with respect to any 806 Product or Back-Up 806 Product except as set forth in this Agreement or the Option License.
     1.7 Allocation of Purchase Consideration. The parties agree to allocate the Purchase Price plus the Assumed Liabilities among the Transferred Assets for all purposes (including financial accounting and Tax purposes) as mutually agreed upon by Purchaser and Seller in accordance with Section 1060 of the Code, based on the fair market value of the Transferred Assets. Purchaser shall provide to Seller a draft allocation schedule (the “Allocation”) within [***] after the Closing. This Allocation shall become final and binding on the parties, unless Seller notifies Purchaser within [***] after receipt of such Allocation of Seller’s disagreement with such Allocation. In the event Seller timely notifies Purchaser of such disagreement, the parties shall resolve such disagreement in the manner described in Section 7.4 of this Agreement. The parties shall revise the Allocation from time to time as mutually agreed to take into account any purchase price adjustment (including without limitation, any indemnification payment made pursuant to Article 5). Accordingly, the parties shall file all Relevant Tax Returns (including, without limitation, IRS Form 8594 and any comparable form under state, local or foreign Tax Law) in a timely manner and consistent with such Allocation, as revised from time to time. Each party agrees to notify the other party in the event that any Governmental and Regulatory Authority takes or proposes to take a position for Tax purposes that is inconsistent with the Allocation. Seller shall provide Purchaser with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.
     1.8 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to Transfer any contract, or any claim, right or benefit arising under or resulting from any contract, if such Transfer or attempt to make such Transfer, without the consent or approval of a Third Party, would constitute a breach or violation thereof or affect adversely the rights of Seller thereunder; and no action under this Agreement shall constitute a Transfer of such a contract in the absence of such consent or approval. Seller shall give prompt notice to Purchaser of any written notice from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by
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this Agreement. To the extent that Seller is unable to Transfer any contract that would otherwise constitute an Assumed Contract, Seller and Purchaser shall use commercially reasonable efforts to enter into arrangements sufficient to provide equivalent benefits to Purchaser, provided, however, that nothing herein shall require the Seller or any of its Affiliates to pay a fee to any Third Party, or incur any cost, not reimbursed by Purchaser in order to procure their consent to the Transfer of any Assumed Contract to Purchaser.
     1.9 SOP License. Seller hereby grants Purchaser a perpetual, non-exclusive, worldwide, royalty-free license, without the right to sublicense, in the standard operating procedures used by Seller in connection with the Programs.
     1.10 Further Conveyances and Assumptions. From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be transferred to Purchaser under this Agreement and the Transaction Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the Assumed Liabilities by Purchaser under this Agreement and obligations and Liabilities of Purchaser under the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby. Seller and Purchaser agree that (i) Schedule 1.1(c) and Schedule 1.1(d) may be reasonably expanded within six (6) months of the Effective Date to include any Patent(s), Know-How, Trade Secrets, Software, or Confidential Information, or Contracts, respectively, necessary to conduct the Programs that has been overlooked in this Agreement, and Seller will execute any necessary documents to effect transfer of said Patent(s), Know-How, Trade Secrets, Software, or Confidential Information, or Contracts, respectively, from Seller to Purchaser, and (ii) Schedule 1.1(c) and Schedule 1.1(d) may be reasonably narrowed within six (6) months of the Effective Date to exclude any Patent(s), Know-How, Trade Secrets, Software, or Confidential Information, or Contracts, respectively, not necessary to conduct the Programs that has been inadvertently included in such schedules, and any such excluded Patent(s), Know-How, Trade Secrets, Software, or Confidential Information, or Contracts, respectively, shall be deemed not to have been part of the Transferred Assets for purposes of this Agreement.
ARTICLE 2
CLOSING, DELIVERIES, DEVELOPMENT STATUS COMMITTEE
     2.1 Closing. The completion of the transactions contemplated by this Agreement (the “Closing”) is effective at 10:00 A.M. Pacific time on the date of this Agreement (the “Closing Date”).
     2.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following (“Transaction Documents”) (except to the extent Purchaser has waived any such item as a condition to Closing):

          (a) a bill of sale substantially in the form attached hereto as Exhibit A, executed by Seller;
          (b) a general assignment and assumption agreement in substantially the form attached hereto as Exhibit B (“General Assignment”), executed by Seller;
          (c) an assignment and assumption of contracts in substantially the form attached hereto as Exhibit C (“Contract Assignment”), executed by Seller;
          (d) an assignment of patents substantially in the form attached hereto as Exhibit D (the “Patent Assignment”), executed by Seller;
          (e) the Lease duly executed by Seller;
          (f) the Master Services Agreement executed by Seller;
          (g) the Non-Compete Agreement executed by Seller;
          (h) certificates substantially in the form attached hereto as Exhibit G, executed by Seller, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;
          (i) such other items as are specified on Schedule 2.2 that were not delivered to Purchaser prior to the Closing (except to the extent that Purchaser waived any such item as a condition to Closing).
     2.3 Deliveries by Purchaser. At the Closing, Purchaser shall, against the items delivered by Seller at the Closing, deliver to Seller (except to the extent Seller has waived any such item):
          (a) except in each case where execution by Purchaser is not applicable or not provided for, each of the following documents, executed by Purchaser: (i) the General Assignment; (ii) the Contract Assignment; (iii) the Patent Assignment; (iv) the Lease; (v) the Master Services Agreement; and (vi) the Non-Compete Agreement; and
          (b) such other items as are specified on Schedule 2.3 that were not delivered to Seller prior to the Closing (except to the extent that Purchaser waived any such item as a condition to Closing).
     2.4 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters following the Closing Date:
          (a) Transfer Taxes and Costs. Seller shall pay when due, and Purchaser shall promptly thereafter reimburse Seller for, all transfer, sales, use, value added, stamp, recording, registration, excise, or other similar Taxes and any notarial fees (other than Taxes measured by, or with respect to, income imposed on Purchaser) incurred in connection with (i) the Transfer of any of the Transferred Assets pursuant to this Agreement or the Transaction Documents, (ii) the delivery of this Agreement or any of the Transaction Documents, and (iii) the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents (collectively, “Transfer Taxes”). Seller shall, at its own expense, file all necessary Relevant Tax Returns and other required documents with respect to such Transfer Taxes in a timely manner, and upon the request of Purchaser, promptly shall provide to Purchaser copies of such Relevant Tax Returns and documents and proof of payment of such Transfer Taxes. Purchaser shall provide to Seller, and Seller shall provide to Purchaser, all exemption certificates or resale certificates with respect to the listed Transfer Taxes that may be provided for under applicable Law. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Law.
          (b) Pre-Closing Taxes. Seller shall be liable for all Taxes relating to or arising out of the Transferred Assets or the operation of the Programs imposed with respect to any taxable period ending on or before the Closing Date
          (c) Prorations. All Taxes other than Transfer Taxes or Taxes based upon or related to income or receipts, including but not limited to, all real property taxes, personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Transferred Assets or the operation of the Programs for a taxable period which includes (but does not end on) the Closing Date, shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days in such taxable period prior to the Closing Date (the “Pre-Closing Period”) and the number of days in such taxable period following the Closing Date (the “Post-Closing Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Period. Within [***] after the Closing, Seller and Purchaser shall present a reimbursement to which each is entitled under this Section 2.4(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within [***] after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for real or personal property taxes relating to the Transferred Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Period, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 2.4(c), the other party shall make such reimbursement promptly but in no event later than [***] after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within [***] of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.
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          (d) Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, and shall retain and (upon the other party’s request) furnish or cause to be furnished to the other party, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Relevant Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records.
     2.5 Development Status Committee.
          (a) Formation. Within [***] days of Closing, the parties will form a joint committee (the “Development Status Committee”) which will meet periodically as specified in Section 2.5(b) to review and discuss Product development activities. Initially, the Development Status Committee will be composed of at least two, but not more than four, representatives each from Purchaser or its Affiliates and Seller or its Affiliates. The chairperson of the Development Status Committee will be one of Purchaser’s representatives. The Development Status Committee may request other employees or consultants of Seller or Purchaser or their Affiliates to attend its meetings to present information or participate in discussions on an ad hoc basis as it deems appropriate.
          (b) Duties of the Development Status Committee. Purchaser will have full control over the development and commercialization of Products. The duties of the Development Status Committee may include, but need not be limited to, observing and discussing the progress of the development of Products. To accomplish its objective, the Development Status Committee will meet quarterly, or less often if mutually agreed upon by the parties, during any period in which development work is being conducted by Purchaser on any Product. The Development Status Committee may meet in person or by telephone conference; provided that annually at least two Development Status Committee meeting will be in person and these in-person meetings will be spaced no more than six (6) months apart. In-person Development Status Committee meetings will be at a site designated by Purchaser in the United States. Each party will bear all expenses of its personnel arising from attending such meetings.
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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          Except as qualified in the disclosure schedule attached hereto, Seller hereby represents and warrants to Purchaser as follows:
     3.1 Corporate Existence. Seller and each Affiliate engaged in the conduct of the Programs or owning Transferred Assets (the “Program Affiliates”) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. Seller and each of the Program Affiliates is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Transferred Assets or the conduct of the Programs requires such qualification or license, except where the failure to do so would not have a Material Adverse Effect.
     3.2 Corporate Power and Authority. Seller has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, to Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, stockholder and other actions on the part of Seller and the Program Affiliates as applicable, required by applicable Law and their respective certificates of incorporation and by-laws. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms except (a) as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditor’s rights generally and (b) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (clauses (a) and (b), the “Enforceability Exceptions”) .
     3.3 No Violation. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation, by-laws or applicable organizational documents of Seller or the Program Affiliates; (b) to the knowledge of Seller, violate, be in conflict with, constitute a default under, permit the termination of or cause the acceleration of the maturity of any Indebtedness or obligation of Seller relating to the Programs, under any mortgage, indenture, lease, contract or agreement to which Seller or any Program Affiliate is a party or by which Seller, any Affiliate of Seller or any of the Transferred Assets are bound or (c) violate any Law or any Order to which Seller or the Transferred Assets are subject or by which Seller or the Transferred Assets are bound.

     3.4 Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 3.4, no consent, waiver, approval or authorization of, or declaration, filing or registration with, or notification to any Governmental or Regulatory Authority is required to be made or obtained by Seller or any Program Affiliate (i) in connection with the execution, delivery or performance of this Agreement, the compliance by Seller with any of the provisions hereof, the consummation of the transactions contemplated hereby or the taking by Seller or any Program Affiliate of any other action contemplated hereby, or (ii) for the continuing validity and effectiveness immediately following the Closing of any Assumed Contract or Permit of Seller or any Program Affiliate included in Transferred Assets.
     3.5 Tax Matters.
          (a) Seller and each Program Affiliate has timely filed all Relevant Tax Returns required to be filed by it, each such Relevant Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Relevant Tax Returns are true and accurate as they relate to the Transferred Assets and the Programs. All Taxes due and payable by Seller and each Program Affiliate in connection with the Transferred Assets and its activities with respect to the Programs have been properly and timely paid.
          (b) Except as set forth in Schedule 3.5 attached hereto:
               (i) Neither Seller nor any Program Affiliate has requested or been granted an extension of the time for filing any Relevant Tax Return which has not yet been filed or consented to extend to a date later than the date hereof the time in which any Tax related to the Transferred Assets may be assessed or collected by any taxing authority;
               (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller or any Program Affiliate with respect to the Transferred Assets or its activities related to the Programs, and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Seller’s knowledge, threatened in connection with such activities or assets;
               (iii) Seller does not reasonably expect any taxing authority to claim or assess any amount of additional Taxes against Seller or any Program Affiliate with respect to the Transferred Assets or its activities related to the Programs;
               (iv) no claim has ever been made by a taxing authority in a jurisdiction where Seller or any Program Affiliate does not file Relevant Tax Returns that Seller or such Program Affiliate is or may be subject to Taxes assessed by such jurisdiction in connection with the Transferred Assets or the Programs;
               (v) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Transferred Assets;

               (vii) each lease which is an Assumed Liability and each lease to which any Transferred Asset is subject is a “true” lease for federal income tax purposes;
               (viii) Since December 31, 2003, neither Seller nor any Affiliate of Seller has (i) executed or entered into any agreement with, (ii) obtained any consent or clearance from, or (iii) become subject to any taxpayer-specific ruling guidance by, any Governmental or Regulatory Authority concerning Taxes related specifically to the Transferred Assets or the HIV or MEK Programs; and
               (xiii) neither Seller nor any Program Affiliate has a permanent establishment or similar exposure to the taxing authority of any non-U.S. jurisdiction with respect to its activities in connection with the Transferred Assets and the Programs.
          (c) Schedule 3.5 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller and each Program Affiliate has activities related to the Transferred Assets and the Programs.
     3.6 Intentionally Omitted.
     3.7 Absence of Certain Changes. Since [***], Seller has conducted the Programs only in the ordinary course, and there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since [***], neither Seller nor any Program Affiliate has:
          (a) other than in the ordinary course of business, sold, assigned or transferred any properties or assets of the Programs, in each case with a value greater than $100,000 ;
          (b) made any change in any method of bookkeeping, accounting or accounting practice relating to the Programs other than as required by GAAP or by applicable law;
          (c) failed to pay and discharge current liabilities of the Programs in accordance with its historical payment practices, except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings;
          (d) mortgaged, pledged or subjected to any Lien any Transferred Assets;
          (e) materially amended the terms of any Indebtedness, trade payable, other Liability or claim of the Programs relating to the Transferred Assets or amended, modified, canceled, terminated, relinquished, waived or released any material right under an Assumed Contract except in the ordinary course of business;
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          (f) become a party to any Assumed Contract or other Assumed Liability that involves the payment or receipt of an amount greater than [***] other than in the ordinary course of business;
          (g) instituted any Action or entered into any compromise or settlement of any Action related to the Programs or the Transferred Assets;
          (h) granted any material license or material sublicense of any rights under or with respect to any Acquired Intellectual Property other than pursuant to an Assumed Contract; and
          (i) agreed or entered into any binding obligation to do anything set forth in this Section 3.7.
     3.8 Title to Properties; Encumbrances. The Transaction Documents to be executed and delivered by Seller (or Seller’s transferring Affiliate(s) where appropriate) will be valid and binding obligations of Seller (or Seller’s transferring Affiliate(s) where appropriate), and will effectively vest in Purchaser at and effective upon the Closing good and marketable title to all of the Transferred Assets free and clear of any Liens, other than Permitted Liens.
     3.9 Intellectual Property.
          (a) Schedule 1.1(c) sets forth a list of (i) Patents used exclusively or held for the exclusive use in the Programs in which Seller or any of its Affiliates has an interest, (ii) the jurisdiction in which such Patents have been filed and the applicable serial number; and (iii) any other Person that has an ownership interest in such Patents and the nature of such ownership interest. Seller has provided or otherwise made available to Purchaser copies of all applications, and material correspondence with any Governmental Authority, related to each such applications.
          (b) Schedule 1.1(c) sets forth a list of Software and Confidential Information that are used exclusively or held for the exclusive use in the Programs in which Seller or any of its Affiliates has or purports to have an interest.
          (c) To Seller’s knowledge, Acquired Intellectual Property is not licensed or otherwise made available to Seller by any Person.
          (d) To Seller’s knowledge, Acquired Intellectual Property is not licensed or otherwise made available to any Person by Seller.
          (e) To the knowledge of Seller, there are no Patents that are used exclusively by Seller or its Affiliates in the Programs that are not part of the Acquired Intellectual Property or other Transferred Assets.
          (f) To the knowledge of Seller, Seller exclusively owns all right, title, and interest to and in the Acquired Intellectual Property (other than intellectual property
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rights exclusively licensed to Seller, as identified in Schedule 3.9(f)) free and clear of any Liens (other than Permitted Liens).
          (g) Except as set forth on Schedule 3.9(g), the Acquired Intellectual Property is subsisting and, to the knowledge of Seller, valid and enforceable.
          (h) Seller has taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of and otherwise protect and enforce its rights in all material proprietary information held by Seller, or purported to be held by Seller, as Trade Secrets.
          (i) To the knowledge of Seller, (i) Seller has not received any written notice or communication of any actual, alleged, or potential infringement, misappropriation or unlawful or unauthorized use of any intellectual property owned by any other Person in connection with the Programs and (ii) no other Person is infringing, misappropriating, or making any unlawful or unauthorized use of any Acquired Intellectual Property owned by Seller or its Affiliates.
          (j) As of the date of this Agreement, no interference, opposition, reissue, reexamination, or other Action is or has been pending or, to the Seller’s knowledge, is threatened, in which the scope, validity, or enforceability of any Acquired Intellectual Property is being, has been, or to the Seller’s knowledge could reasonably be expected to be contested or challenged.
          (k) To the Seller’s knowledge, no present or former employee of or consultant to Seller or any of its Affiliates has any ownership interest (whether or not currently exercisable), in whole or in part, in any material Acquired Intellectual Property.
     3.10 Litigation. There are no actions, claims, proceedings or investigations (collectively, “Actions”) pending or to Seller’s knowledge, threatened against the Programs or any of the Transferred Assets by or before any Governmental or Regulatory Authority, including any Action that questions or challenges the validity of this Agreement or any actions taken or proposed to be taken by Seller or any Program Affiliate pursuant to this Agreement. As of the date of this Agreement, neither Seller nor any Program Affiliate is engaged in any Action to recover monies due to it or for damages sustained by it in connection with the Programs.
     3.11 Intentionally Omitted.
     3.12 Contracts and Commitments.
          (a) Schedule 3.12(a) and the leases set forth in Schedule 3.13 comprise in the aggregate a true and complete list of:
               (i) any Contracts between the Seller or a Program Affiliate, on the one hand, and any Third Party, on the other, involving per annum payments in excess of [***] regarding research, development,
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manufacture, sale, distribution, or service with respect to the HIV Program or the MEK Program;
               (ii) any outstanding purchase order or supply agreement issued by the Seller or any Program Affiliate in connection with the Programs representing an obligation in excess of [***]
               (iii) all joint venture, strategic alliance, partnership or similar agreements to which Seller or any Program Affiliate is a party that provide for the manufacture, marketing, sale or distribution of any products or services of the Programs;
               (iv) any material Contracts with any Affiliate of Seller or current or former officer, director or stockholder of Seller or its Affiliates relating to the Programs other than inter-company services agreements;
               (v) any Contracts containing covenants of Seller or any Program Affiliates not to compete in any line of business or any geographical area relating to the Programs, or covenants of any other Person not to compete with Seller or any Program Affiliates anywhere in the world in the specific areas of the Programs;
               (vi) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Seller or any Program Affiliates in respect of the Programs other than express and implied product and service warranties and indemnities included in purchase orders, commercial Contracts, and other Contracts in the ordinary course of business;
               (vii) any Contracts other than the Assumed contracts that, to Seller’s knowledge, impose a material Lien other than a Permitted Lien on any of the Transferred Assets;
               (viii) any Contracts for the sale of any of the Transferred Assets or any Contracts for the grant to any Person of any preferential rights to purchase any of the Transferred Assets of the Programs;
               (ix) any other Contracts material to the Programs involving per annum payments in excess of [***]; and
               (x) any other Assumed Contracts with aggregate obligations in excess of [***]
          (b) Seller has delivered to Purchaser copies of the documents identified on Schedule 3.12(a) and Schedule 3.13.
          (c) Each of the Assumed Contracts is in full force and effect and is the legal, valid and binding obligation of Seller or (Seller’s transferring Affiliate(s) where appropriate), enforceable against it in accordance with its terms, subject to Enforceability Exceptions. Neither Seller nor any Program Affiliate(s) is, to Seller’s knowledge, in default under any Assumed Contract, nor to Seller’s knowledge, is any other party in
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default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Assumed Contracts has given Seller or any Program Affiliate written notice of the exercise of any termination rights with respect thereto. Except for Third Party consents to the Assumed Contracts listed on Schedule 3.12(c), no Transfer of an Assumed Contract to Purchaser pursuant hereto requires any consent of any other Person or will constitute a breach or default thereunder (including a breach or default after giving notice or the lapse of time).
     3.13 Leases. Schedule 3.13 contains a list of leases pursuant to which Seller or any Program Affiliate leases for the exclusive use of the Programs any material personal property or real property. To Seller’s knowledge, (i) each of such leases is in full force and effect (ii) neither Seller nor any Program Affiliate(s) is in default under any such lease, and (iii) there is no default under any such lease by another party thereto.
     3.14 Environmental Matters.
          (a) Seller and its Affiliates are in compliance with all applicable Environmental Laws in connection with the ownership and conduct of the Programs, and to Seller’s knowledge, Seller and its Affiliates have not been in violation of or in default under any Environmental Laws in connection with the ownership and conduct of the Programs, the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to have a Material Adverse Effect.
          (b) Seller has obtained and possesses all Permits which are required under applicable Environmental Laws in connection with the conduct of the Programs as presently conducted, except where the failure to obtain any such Permit could not reasonably be expected to have, individually or in the aggregate with other such failures, a Material Adverse Effect. Each of such Permits is in full force and effect, and Seller is and has at all times been, and the Programs are, in compliance with the terms and conditions of all such Permits, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate with other such failures, a Material Adverse Effect.
          (c) No site or facility now or previously owned, operated or leased by either Seller or any of its Affiliates for use in the Programs is listed or proposed for listing on the NPL, CERCLIS or on any similar state or local list of sites requiring investigation or clean-up and, to Seller’s knowledge, there has been no Release of a Pollutant in connection with the ownership or operation of the Programs which may result in any such investigation or clean-up having a Material Adverse Effect.
          (d) All material environmental studies, audits, tests, reviews or other analyses conducted by, or in the possession of, Seller or any of its Affiliates in relation to any site or facility now or previously owned, operated, used or leased by the Programs have been delivered or made available to Purchaser prior to the execution of this Agreement.

          (e) Except for matters that have been settled or resolved, neither Seller nor any of its Affiliates has received since January 1, 2001 (i) any claim, notice, or request for information alleging Environmental Liability in connection with the ownership or operation of the Programs, which, if resolved unfavorably could have a Material Adverse Effect.
     3.15 Compliance with Laws. The Programs have been in compliance in all material respects with all applicable Laws for the previous five (5) years. Seller has not received any written notice of or, to Seller’s knowledge, any other notice of, or been charged with, the violation of any Law affecting the Programs.
     3.16 Licenses, Permits and Authorizations. Seller has all material Permits required to conduct the Programs as they are now being conducted. All such Permits are valid and in full force and effect. Schedule 3.16 contains a true and complete list of all such Permits other than resale certificates, employer identification numbers and business licenses and similar Permits required generally by businesses doing business in Costa Mesa, California. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any such Permit to which it is a party and to which the Programs are subject or by which the Transferred Assets are bound. There is no Action pending, or to Seller’s knowledge, threatened, that disputes the validity of such Permits. All Permits may be Transferred to Purchaser as Transferred Assets, as provided herein, without breach, default or violation thereof under any applicable Law.
     3.17 Equipment; Condition of Tangible Assets. ALL MACHINERY, EQUIPMENT, AND OTHER TANGIBLE PERSONAL PROPERTY INCLUDED IN THE TRANSFERRED ASSETS ARE BEING TRANSFERRED TO PURCHASER ON AN “AS IS” BASIS AND SELLER MAKES NO WARRANTY RELATING TO SUCH TRANSFERRED ASSETS WHATSOEVER, INCLUDING NO WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     3.18 Inventories. The inventories of the Programs consist of raw materials and supplies, manufactured and processed parts, and work-in-process. THE INVENTORIES OF THE PROGRAMS ARE BEING TRANSFERRED TO PURCHASER ON AN “AS IS” BASIS AND SELLER MAKES NO WARRANTY RELATING TO SUCH INVENTORIES WHATSOEVER, INCLUDING NO WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The Inventories are valued on the books of Seller in accordance with Seller’s standard accounting practices, consistently applied.
     3.19 Intentionally Omitted.
     3.20 Customers. Neither Seller nor any Program Affiliate has any customers related to the Programs.
     3.21 Intentionally Omitted.

     3.22 Brokers and Finders. Neither Seller nor any Program Affiliate is in any way obligated to make any payment to a broker, finder or financial advisor in connection with the origin, negotiation, execution or performance of this Agreement and the Transaction Documents.
     3.23 Sufficiency and Location of Transferred Assets. The Transferred Assets include all of the assets used by Seller to conduct the Programs as conducted by Seller on the date of this Agreement except for such assets that, both alone and when aggregated with all such assets, are not material to the Programs. All tangible Transferred Assets are located in Seller’s facility located at 3300 Hyland Avenue, Costa Mesa, California 92626.
     3.24 Product Warranty; Product Liability. Neither Seller nor any of its Affiliates has manufactured, sold or delivered any product related to the Programs.
     3.25 No Breach for Undisclosed Knowledge. In the event that Purchaser hires any Former Seller Employee who later contradicts any of Seller’s representations or warranties hereinabove, such contradiction shall not be used by Purchaser to allege or demonstrate a breach of such representation or warranty or of this Agreement absent a showing by contemporaneous written documents that such Former Seller Employee disclosed to an attorney or other senior officer of Seller prior to Closing the facts or circumstances that contradict such representation or warranty.
     3.26 Schedules. To the extent any Seller representation or warranty hereinabove provides a corresponding schedule of disclosures or exceptions, such schedule qualifies only the representation and warranty in the correspondingly numbered section of this Agreement to which it relates, unless the disclosure or exception contains information which, on its face, is clearly applicable to one or more sections, in which case such disclosure or exception shall be deemed to relate to such other sections as well.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Purchaser hereby represents and warrants to Seller as follows:
     4.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Programs’ property or assets or the conduct of its business would require such qualification or license, except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser.
     4.2 Corporate Power and Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, purchase the Transferred Assets and carry out the transactions contemplated herein. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, stockholder and other actions on the part of Purchaser required by applicable law, its certificate of incorporation and its by-laws. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.
     4.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the certificate of incorporation or by-laws of Purchaser; (b) violate, be in conflict with, constitute a default under, permit the termination of or cause the acceleration of the maturity of any Indebtedness or obligation of Purchaser, under any mortgage, indenture, lease, contract or agreement to which Purchaser is a party or by which Purchaser is bound; or (c) violate any Law or Order to which Purchaser is subject or by which Purchaser, or any of its assets or properties are bound.
     4.4 Consents and Approvals of Governmental Authorities. Except for filings required pursuant to securities Laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental or Regulatory Authority is required to be made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement by Purchaser, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except as has been obtained on or prior to the date hereof.
     4.5 Brokers and Finder’s Fees. Purchaser is not in any way obligated to make any payment to a broker, finder or financial advisor in connection with the origin, negotiation, execution or performance of this Agreement or the Transaction Documents.
ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
LIMITATIONS, AND INDEMNIFICATION
     5.1 Survival of Representations and Warranties. Notwithstanding the making of this Agreement, any examination made by or on behalf of the parties hereto and the Closing hereunder, the representations and warranties of Purchaser and Seller contained in Article 3 and Article 4 of this Agreement shall survive the Closing until the [***] (the “Expiration Date”) and shall expire on the Expiration Date; provided, however, that the representations and warranties of Seller contained in Section 3.5 shall survive the Closing until [***], and the representations and warranties of Purchaser and Seller contained in Sections 3.2, 3.8, 3.9 and 4.2 shall [***].
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     5.2 Indemnification. Subject to the other provisions of this Article 5, from and after the Closing:
          (a) Indemnification by Seller.
               (i) Seller and Parent shall indemnify and save harmless Purchaser and its officers, directors, employees, Affiliates and advisers from and against any Losses suffered or incurred by any such indemnified party to the extent arising directly or indirectly from (A) any breach of any representation or warranty of Seller in this Agreement; (B) any breach of any agreement, covenant or undertaking of Seller in this Agreement or any Transaction Document; and (C) the Excluded Assets or the Excluded Liabilities to the extent such Losses are due to facts and circumstances occurring prior to Closing;
               (ii) no claim of Purchaser for indemnification by Seller of a Loss pursuant to Section 5.2(a)(i) may be made until the aggregate amount of all such Losses would reasonably be expected to exceed five hundred thousand dollars ($500,000), at which point Seller shall be liable for all Losses from the first dollar (including the first $500,000); provided however, that the limitation in this Section 5.2(a)(ii) shall not apply to any claim for indemnification pursuant to Section 5.2(a)(i)(C); and
               (iii) any amount of indemnification owed by Seller up to six million dollars ($6,000,000) will be not be paid to Purchaser but will, instead, be credited against the book value of the tangible Transferred Assets, which book value at the time of Closing is agreed by the Parties to be in excess of six million dollars ($6,000,000), and any amount owed by Seller for indemnification in excess of six million dollars ($6,000,000) will be paid by Seller, if at all, as an offset against milestone and royalty payments due Seller pursuant to the terms of this Agreement; Purchaser’s sole means of collecting any such amounts in excess of six million dollars ($6,000,000) will be by such offset, and in the event this Agreement expires or is terminated before the amount of milestone and royalty payments used for such offset reaches the amount owed pursuant to such excess, then Purchaser’s claim for all Losses will be deemed to have been fully satisfied and Seller will have no further obligation relating to such Losses, even if no milestone or royalty payment has accrued in order to be used for such offset; provided however, that the limitation in this Section 5.2(a)(iii) shall not apply to any claim for indemnification pursuant to Section 5.2(a)(i)(C).
          (b) Indemnification by Purchaser.
               (i) Purchaser shall indemnify and save harmless Seller and Parent and their officers, directors, employees and Affiliates from and against any Losses suffered or incurred by any such indemnified party to the extent arising directly or indirectly from (A) any breach of any representation or warranty of Purchaser in this Agreement; (B) any breach of any agreement, covenant or undertaking of Purchaser in this Agreement or any Transaction Document; (C) the employment by Purchaser of any employees working in the Programs after the Closing Date, including without limitation, whether pursuant to any benefit plans or otherwise, any wages, salary, accrued vacation, commissions, fringe benefit, bonus, profit-sharing or other compensation or remuneration payable to any employee of the Purchaser working in the Programs after the Closing Date (D) the development, manufacture, use or sale by Purchaser or its Affiliates or their Sublicensees of compounds or products developed under the Programs or otherwise pursuant to the terms of this Agreement; and (E) the Assumed Liabilities; and
               (ii) no claim of Seller for indemnification by Purchaser of a Loss pursuant to Section 5.2(a)(i) may be made until the aggregate amount of all such Losses would reasonably be expected to exceed five hundred thousand dollars ($500,000), at which point Purchaser shall be liable for all Losses from the first dollar (including the first $500,000); provided however, that the limitation in this Section 5.2(b)(ii) shall not apply to any claim for indemnification pursuant to Section 5.2(b)(i)(E).
          (c) In the event that indemnification is sought under this Section 5.2, the indemnified party shall notify the indemnifying party in writing and in accordance with Section 5.4. For purposes of determining the dollar amount of Losses under this Article 5, any materiality, Material Adverse Effect or material adverse effect qualifications in the representations, warranties, covenants and agreements shall be disregarded; provided, however, any materiality, Material Adverse Effect or material adverse effect qualifications shall not be ignored for purposes of determining whether there has been a breach of a representation and warranty giving rise to an indemnifiable claim.
     5.3 Claim Periods and Procedures.
          (a) No claim for Losses pursuant to Section 5.2(a)(i)(A)-(B) or 5.2(b)(i)(A)-(B) shall be brought against an indemnifying party after the date of expiration of such representation, warranty or covenant specified in Section 5.1 (the date of such expiration being the “Claim Date”).
          (b) Any claim may be asserted prior to the applicable Claim Date if the indemnified party has a reasonable basis for such claim, whether or not the indemnified party is able to specify the amount of Loss at such time. Any claim made before the applicable Claim Date or, in the case of a claim under Section 5.2(a)(i)(C) or Section 5.2(b)(i)(C)-(E), any claim made before the expiration of the applicable statute of limitations, that is pending or unresolved by such date shall continue to be covered by Section 5.2 notwithstanding Section 5.1 or any other applicable survival period or statute of limitations (which the parties hereby waive) until such matter is finally resolved by the parties hereunder or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.
     5.4 Third Party Claims. A party entitled to indemnification hereunder (an “Indemnified Party”) shall provide written notice to the party obligated to provide indemnification hereunder (the “Indemnifying Party”) promptly after it becomes aware of the existence of an Action by a Third Party. The Indemnifying Party shall have thirty

(30) days after receipt of such notice to assume the conduct and control, through counsel selected by it that is reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense or defense of such Action, and the Indemnified Party. After assumption of the defense of any Action as aforesaid, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided that the Indemnified Party shall be entitled to participate in any such settlement or defense with separate counsel at the expense of the Indemnified Party, further, provided, that if the Indemnified Party receives a written opinion of counsel that a conflict exists between the Indemnified Party and the Indemnifying Party that would make separate representation advisable under rules of professional conduct, the reasonable fees of one separate counsel to the Indemnified Party shall be borne by the Indemnifying Party. The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel in the defense of any such asserted claim at no additional cost to the Indemnifying Party. If an Indemnifying Party assumes the defense of such an Action, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is admission of any violation of law or any violation of the rights of any Person by the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party or declaratory or injunctive relief that has no actual or potential affect on any Indemnified Party or the business of the Indemnified Party, and (b) the Indemnifying Party shall have no Liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld or delayed), in which case the consent of the Indemnified Party shall not be required. If notice is given to an Indemnifying Party of the commencement of any action pursuant to this Section and it does not, within thirty (30) business days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to participate in or assume the defense thereof, the Indemnified Party may defend the Action at the Indemnifying Party’s sole cost, risk and expense, in such manner and on such terms as the Indemnified Party deems appropriate, including settling any claims; provided, however, that no Indemnified Party may consent to the entry of any judgment or enter into any settlement of any Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, taking into account the relative Liabilities of the parties in respect of such judgment or settlement. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action with nationally recognized litigation counsel of the Indemnified Party’s selection. The failure of the Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is proven to be prejudiced as a result of such failure.
     5.5 Intentionally Omitted.

     5.6 Third Party Recoveries. If Indemnifying Party makes a payment with respect to any claim under this Article 5 and Indemnified Party subsequently receives from a Third Party or under the terms of any insurance policy a sum in respect of the same claim, Indemnified Party shall repay to Indemnifying Party such amount as is equal to the sum subsequently received. If Indemnified Party receives any Third Party recoveries prior to Indemnifying Party making payment in respect of a claim, then such recoveries shall be deducted from any Losses subject to indemnification under this Agreement. Except as set forth in Section 5.6, nothing contained herein shall obligate any party to make a claim against an insurer or any other Third Party for recovery.
     5.7 Contingent Liabilities. If any potential indemnification claim shall arise by reason of a liability which is contingent only, then Indemnifying Party shall not be under any obligation to make any payment pursuant to such indemnification claim until such time as the contingent liability ceases to be contingent and becomes actual.
     5.8 No Third Party Beneficiaries. Seller’s and Parent’s representations and warranties set forth in this Agreement are made exclusively to Purchaser, its successors and assigns and, except as provided in Section 7.6, are not transferable or assignable, and no Third Party shall rely thereon.
     5.9 Other Remedies. Claims for indemnification under this Article 5 will be deemed exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and a claim for indemnification under this Article 5 will be the exclusive remedy, for any claim that could be brought under this Article 5, irrespective of whether such Claim is styled as something other than a claim for indemnification under this Section 5.
     5.10 Knowledge. At all times used herein, the words “Seller’s knowledge,” “knowledge of Seller” or words of similar import shall be construed to mean the knowledge of the individuals identified on Schedule 5.10. In each case, such Person’s knowledge shall mean the actual knowledge of such person within his or her function and responsibility, in each case, without requirement of inquiry, and with respect to the relevant subject matter.
     5.11 Treatment of Indemnity Claims. Any indemnification payment by Seller or Parent pursuant to this Article 5 shall, to the extent permitted by Law, be treated as an adjustment to the purchase price for the Transferred Assets.
ARTICLE 6
CERTAIN POST CLOSING COVENANTS
6.1 Books and Records: Access.
          (a) Unless otherwise consented to in writing by Seller, for a period of seven (7) years after the Closing, Purchaser shall not destroy, alter or otherwise dispose of any original books or records related to the Programs included in the Transferred Assets without first offering to surrender such books and records to Seller and shall maintain such books and records in good condition in a reasonably accessible location. Purchaser shall allow Seller reasonable access during normal business hours to examine and copy such books and records.
          (b) Unless otherwise consented to in writing by Purchaser, for a period of seven (7) years after the Closing, Seller shall not destroy, alter or otherwise dispose of any original books or records related to the Programs without first offering to surrender such books and records to Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. Seller shall allow Purchaser reasonable access during normal business hours to examine and copy such books and records. Seller shall further allow Purchaser reasonable access, for a period of six (6) months after the Closing, during normal business hours, to examine books and records in Seller’s possession related to intellectual property matters to determine whether any Patent(s), Know-How, Trade Secrets, Software, or Confidential Information necessary to conduct the Programs has been overlooked in this Agreement.
     6.2 Assets. After the Closing Seller shall turn over to Purchaser any and all Transferred Assets that are or come into the possession of Seller.
     6.3 Confidentiality.
          (a) Seller agrees that for [***] following the Closing Date it shall and shall cause its Affiliates to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law (and then only following reasonable prior written notice to Purchaser so that Purchaser shall have an opportunity to object), all confidential information (including Confidential Information) of Purchaser in their possession including any information disclosed to Seller or its Affiliates through the Development Status Committee and will not, and will cause their Affiliates not to, release or disclose such confidential information to any other Person, except to their auditors, attorneys, investors, financial advisors and other consultants, agents and advisors who need to know such information in connection with Seller’s business (provided that Seller takes reasonable steps to ensure that each such Person maintain the confidentiality required hereunder); provided that the foregoing obligations shall not apply to any such information which comes into the public domain through no fault of Seller, any Affiliate of Seller, or of any Person to whom Seller is authorized to release or disclose such information, or any information that the recipient of such information independently develops or discovers after the Closing without reference to the disclosed information or breach hereof.
          (b) Purchaser agrees that for [***] following the Closing Date it shall and shall cause its Affiliates and Sublicensees to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law (and then only following reasonable prior written notice to Seller so that Seller shall have an opportunity to object), all confidential information (including Confidential Information) of Seller in their possession and will not, and will cause its Affiliates not to, release or disclose such confidential information to any other Person, except to auditors, attorneys, investors, financial advisors and other consultants, agents and advisors who
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need to know such information in connection with Purchaser’s business (provided that Purchaser takes reasonable steps to ensure that each such Person maintain the confidentiality required hereunder); provided that the foregoing obligations shall not apply to any such information that is part of the Transferred Assets or which comes into the public domain through no fault of Purchaser, any Affiliate or Sublicensee of Purchaser, or of any Person to whom Purchaser is authorized to release or disclose such information, or any information that the recipient of such information independently develops or discovers after the Closing without reference to the disclosed information or breach hereof.
     6.4 Payment; Records; Audits.
          (a) Payment; Reports. Percentage-Based Payments shall be calculated and reported for each calendar quarter and shall be paid within [***] after the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which Net Sales of the identified Product occurs. Each Percentage-Based Payment shall be accompanied by a report of Net Sales of Products by Purchaser or Seller and their Affiliates and Sublicensees, as applicable, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, the Percentage-Based Payments payable, the method used to calculate the Percentage-Based Payments, and the exchange rates used. Purchaser and Seller shall keep, and shall cause their Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit the other party hereto to confirm the accuracy of all payments due hereunder.
          (b) Exchange Rate; Manner and Place of Payment. All Percentage-Based Payments hereunder shall be payable in U.S. dollars. When conversion of Percentage-Based Payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the Percentage-Based Payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a Percentage-Based Payment is due. All Percentage-Based Payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the receiving party, unless otherwise specified in writing by the receiving party.
          (c) Tax Withholding. Each party hereto receiving payments hereunder will pay any and all Taxes levied on account of such payments made to it under this Agreement. If any Taxes are required to be withheld by a party making a payment, that party will (a) deduct an amount in respect of such Taxes from the payment made to the recipient, (b) timely pay the Taxes to the proper taxing authority, and (c) send proof of payment to the party receiving such payment and certify its receipt by the taxing authority within 30 days following such payment. To the extent that any amounts in respect of Taxes are so withheld by a party making a payment, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the
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party receiving such payment in respect of which such deduction and withholding was made.
          (d) Audits. From the date of this Agreement until the expiration of the last Royalty Term for any Product and for a period of [***] thereafter, Purchaser and Seller shall keep (and shall cause their Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit the other party to confirm the accuracy of all Percentage-Based Payments due hereunder. Each of Purchaser and Seller shall have the right to cause an independent, certified public accountant reasonably acceptable to the other party audit such records to confirm Net Sales, Percentage-Based Payments and other payments for a period covering not more than the preceding [***]. Such audits may be exercised during normal business hours upon a minimum of sixty (60) days prior written notice to party to be audited, but no more than frequently than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audits. The party requesting the audit shall bear the full cost of such audit unless such audit discloses an underpayment by the audited party of more than [***] of the amount of Percentage-Based Payments or other payments due under this Agreement, in which case, the audited party shall bear the full cost of such audit and shall promptly remit to the party who requested the audit the amount of any underpayment.
ARTICLE 7
MISCELLANEOUS PROVISIONS
     7.1 Public Announcements. Except as the other party hereto shall authorize in writing or as required by law, including without limitation, applicable securities laws, or the rules of any nationally recognized securities exchange or over-the-counter market, the parties hereto shall not, and shall cause their respective officers, directors, employees, Affiliates and advisors not to, disclose any matter or matters relating to this transaction to any Person not an officer, director, employee, Affiliate or advisor of such party. Purchaser and Seller shall consult with each other about the content of any statement or communication to the public or the press prior to issuing any statement or communication to the public or the press regarding the transactions contemplated by this Agreement. Following the Closing, Purchaser and Seller shall cooperate to issue their respective press releases with the consent of either party to the other Party’s press release not to be unreasonably withheld or delayed.
     7.2 Amendment: Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver. No failure of either party to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
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     7.3 Fees and Expenses. Each of the parties shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement including, without limitation, any fees, expenses or commissions of any of its advisors, agents, finders or brokers, and any filing or other fees payable to any Governmental or Regulatory Authority.
     7.4 Dispute Resolution.
          (a) Subject to Section 7.4(b), any dispute, controversy or claim arising under, out of or in connection with this Agreement, or the breach thereof, including any subsequent amendments (a “Dispute”), may be referred to and finally settled by arbitration in accordance with the terms of this Section 7.4. If, pursuant to Section 7.4(b), the parties do not reach a solution to the Dispute within a period of [***] following the first written notice of the Dispute by any party to the other, then upon written notice by any party to the other, the Dispute may be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect based upon the following:
               (i) the arbitration tribunal shall consist of three (3) arbitrators, one appointed by each of Purchaser and Seller and a third appointed by the appointees of the parties;
               (ii) the arbitration award shall be given in writing and shall be final and binding on the parties, and shall deal with the question of costs of arbitration and all related matters;
               (iii) judgment upon any award may be entered in any court having jurisdiction or application may be made to the court for a judicial recognition of the award or an order of enforcement, as the case may be;
               (iv) the arbitrators shall decide any dispute in accordance with the law governing this Agreement, including equity, and may order specific performance, injunctions and other equitable remedies; and
               (v) the arbitration will be held in San Diego, California.
          (b) In the event a Dispute arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties shall use all commercially reasonable efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.
          (c) Nothing in this Agreement limits the right of either Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of this agreement to arbitrate.
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          (d) If any arbitration is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The arbitrator shall consider, in determining the prevailing party, (x) which party obtains relief which most nearly reflects the remedy or relief which the parties sought, and (y) any settlement offers made prior to commencement of the trial in the proceeding.
     7.5 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and mailed by certified mail, faxed with a copy by certified mail or delivered by courier with signature required for delivery:
(i)	If to Seller, to: Valeant Research & Development One Enterprise Aliso Viejo, California 92656 Attention: General Counsel Fax No.: (949) 461-6641
with a copy to:
Valeant Phamaceuticals International One Enterprise Aliso Viejo, California 92656 Attention: General Counsel Fax No.: (949) 461-6641
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Fax No.: (917) 777-2972 Attention: Bruce J. Goldner, Esq.
(ii)	If to Purchaser, to: IntraBiotics Pharmaceuticals, Inc. 1009 Oak Hill Road, Suite 201 Lafayette, California 94549 Fax No.: (___) Attention: Chief Executive Officer

with a copy to:
Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, California 92121 Fax No.: (858) 550-6420 Attention: Ethan Christensen, Esq.
All notices that are addressed as provided in this Section 7.5, (a) if delivered personally against proper receipt or by fax with copy by certified mail shall be effective upon delivery and (b) if delivered by certified or by registered mail with postage prepaid or by Federal Express or similar courier service with courier fees paid by the sender shall be effective upon receipt.
     7.6 Assignment. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party; provided that Purchaser shall be entitled to assign any of its economic rights hereunder without the prior written consent of Seller following the Closing in connection with the assignment of Purchaser’s rights hereunder as collateral in connection with any financing of Purchaser. Notwithstanding the foregoing, the Purchaser shall be entitled to assign this Agreement (a) to an Affiliate of Purchaser, so long as Purchaser continues to be bound by its obligations hereunder, and (b) in connection with a sale of all or substantially all of the assets comprising the Programs to a Third Party if such Third Party shall have both (i) total resources available equal to or greater than Purchaser as of the Closing Date, and (ii) expertise or experience equal to or greater than Purchaser’s expertise or experience with respect to developing the Products as of the Closing Date; and the Seller shall be entitled to assign this Agreement to an Affiliate of Seller, so long as Seller continues to be bound by its obligations hereunder. Any assignment that is in violation of this Section 7.6 shall be void ab initio.
     7.7 Governing Law. This Agreement and the agreements entered into in connection with the transaction contemplated by this Agreement are subject to and shall be construed under the laws of the State of California without giving effect to the principles of conflicts of law thereof.
     7.8 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity, or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

     7.9 Definitions. The definitions contained on Annex A shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in this Agreement.
     7.10 Schedules. The schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in this Agreement.
     7.11 Entire Agreement. This Agreement, including all schedules, annexes and exhibits to this Agreement, contains, and is intended as, a complete statement of all the terms and arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.
     7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of the party executing the same and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signature page follows]

     In Witness Whereof, the parties have executed this Agreement, effective as of the date first set forth above.

Valeant Research & Development

By:	/s/ Timothy C. Tyson

Name:	Timothy C. Tyson

Title:	President & Chief Executive Officer

IntraBiotics Pharmaceuticals, Inc.

By:	/s/ Barry Quart

Name:	Barry D. Quart

Title:	President, CEO

Solely for purposes of Article 5 of this Agreement:

Valeant Pharmaceuticals International, Inc.

By:	/s/ Timothy C. Tyson

Name:	Timothy C. Tyson

Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A
DEFINITIONS
A. For purposes of this Agreement, the following terms shall have the meanings specified below:
     “119 Compound” shall mean the compound designated VRX-0621119 [***], that is covered by a claim that has not been held invalid of an unexpired patent that issues from a patent application listed in the “119 Series” of Schedule 1.1(c).
     “119 Series” shall mean the compounds covered by a claim that has not been held invalid of an unexpired patent that issues from a patent application listed in the “119 Series” of Schedule 1.1(c).
     “119 Product” shall mean a human pharmaceutical product that includes a compound in the 119 Series.
     “806 Compound” shall mean the compound designated VRX-481806 [***].
     “806 Product” shall mean a human pharmaceutical product that includes the 806 Compound.
     “806 Series” shall mean the compounds covered by a claim that has not been held invalid of an unexpired patent that issues from a patent application listed in the “806 Series” or the “007 Series” of Schedule 1.1(c).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Back-Up 806 Product” shall mean a human pharmaceutical product that includes a compound in the 806 Series (other than the 806 Compound).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercially Reasonable Efforts” means consistent efforts of the type applied by pharmaceutical and biotechnology companies of similar size and similar overall financial resources in development programs involving their core technologies and the programs they

Annex A page 1

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deem to be of highest priority, provided such efforts continue to be commercially reasonable in light of the scientific and economic outlook for the Products.
     “Confidential Information” means all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other confidential and non-public information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals owned by Seller or any of its Affiliates and used or intended to be used in connection with the Programs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents or that constitute Trade Secrets. Confidential Information shall not include any information that is now, or hereafter becomes, in the public domain.
     “Contract” means any written agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, purchase order, work order, commitment, covenant, assurance or undertaking of any nature.
     “Controlled” shall mean, with respect to any Patents, Copyrights, Know-How, Trade Secrets, Software and Confidential Information, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Patents, Copyrights, Know-How, Trade Secrets, Software and Confidential Information without violating the terms of any agreement or other arrangement with any Third Party.
     “Copyrights” means works of authorship and pending applications for registration of works of authorship.
     “COTS” means commercial off-the-shelf Software.
     “Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the environment (including without limitation, occupational safety and health) or to the Release or threatened Release of Pollutants into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Pollutants.
     “Environmental Liabilities” means any obligations or Liabilities (including any Actions or other assertions of obligations or Liabilities) that are:
     (a) related to environmental, health or safety issues (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and
     (b) based upon or related to (i) any provision of any Environmental Law or common law, or (ii) any Order imposed by any Governmental or Regulatory Authority or otherwise, whether in effect on the Closing Date or enacted, adopted or issued at any time thereafter.

Annex A page 2

     The term “Environmental Liabilities” includes (without limitation): (A) Losses (including consultants’ fees), (B) defense and other responses to any Action (including notices, claims, demands, complaints, suits, proceedings and other assertions of liability); and (C) financial responsibility for cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages.
     “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.
     “Field” means, with respect to an 806 Products or the HIV Program, the treatment or prevention of HIV infections, and with respect to the 119 Products or the MEK Program, the treatment or prevention of cancer.
     “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.
     “Former Seller Employees” means any Seller employees that provided services to Seller in connection with the Programs at any time within six (6) months prior to the Closing Date.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other legislative, executive or judicial instrumentality of any foreign jurisdiction, the United States or any state, county, city or other political subdivision.
     “HIV Program” means the development, manufacture, sale and use of compounds, methods, and products described in the patents and patent applications listed on Schedule 1.1(c)A hereto.
     “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.
     “Indebtedness” of any Person means, without duplication, (i) the principal of, accrued interest on and premium (if any) in respect of (A) indebtedness of such Person for money borrowed (other than trade accounts payable and other accrued current liabilities arising in the ordinary course of business) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title

Annex A page 3

retention agreement including trade accounts payable and other accrued current liabilities; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Know-How” means methods, procedures, trade secrets, formulas, techniques, assays, protocols, procedures, processes, systems, specifications, data, results of clinical trials, and technical data.
     “Law” means any law, statute, rule, regulation, standard, ordinance or other pronouncement having the effect of law of any foreign jurisdiction, the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
     “Liability” or “Liabilities” means any debt, loss, damage, adverse claim, Tax, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) and including all costs and expenses relating thereto.
     “Lien” means any mortgage, pledge, security interest, conditional sale, title retention agreement or lien, encumbrance, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.
     “Loss” or “Losses” means any and all damages, awards, settlements, judgments (including, without limitation, consequential or incidental damages payable to third parties included within such damages, awards, settlements, and judgments), fines, penalties, deficiencies, diminution in value, costs, liabilities, obligations, claims of any kind, losses, expenses and disbursements (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation or other proceedings or of any claim, default or assessment), but excluding incidental, consequential or punitive damages, and excluding lost profits, cost of capital or other internal costs or mental or emotional distress incurred by any Indemnified Party regardless of the basis for the claim or theory of recovery.
     “Manage” and “Management” mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal by Seller or its Affiliates or any predecessor, owner or operator, as those terms are defined in CERCLA, RCRA and other Environmental Laws, in each case as the same exists as of or has existed prior to the Closing Date.

Annex A page 4

     “Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.
     “Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Programs taken as a whole or (ii) a material adverse diminution in the value of the Transferred Assets or (iii) a material adverse effect on the ability of Seller or its Affiliates to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Transaction Documents; provided that such term shall exclude any adverse change or effect that is the result of any war, riot, acts of terrorism, revolution, civil commotion, acts of public enemies or embargo, any adverse change or effect that is the result of general declines in the economy or financial markets or any conditions generally affecting the industry in which the Programs compete.
     “MEK Program” means the development, manufacture, sale and use of compounds, methods, and products described in the patents and patent applications listed on Schedule 1.1(c)B hereto.
     “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.
     “Net Sales” shall mean, with respect to any Product, the gross invoiced sales of such Product by Purchaser or Seller or their Affiliates or Sublicensees, as applicable, to Third Parties after the First Commercial Sale of such Products, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Purchaser or Seller or their Affiliates or Sublicensees, as applicable, with respect to the sale of such Product:
     (a) normal and customary trade and quantity discounts, credits and allowances actually allowed and properly taken directly with respect to sales of such Product;
     (b) amounts repaid or credited by reason of rejections, recalls, returns, rebates, government mandated rebates, and allowances;
     (c) chargebacks and other amounts paid on sale or dispensing of such Product;
     (d) retroactive price reductions that are actually allowed or granted;
     (e) tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income);
     (f) cash discounts for timely payment;

Annex A page 5

     (g) delayed ship order credits;
     (h) discounts pursuant to patient discount programs; and
     (i) freight, shipping and insurance charges.
In no event will Products provided at cost for clinical trials or provided for charitable purposes or for sampling be included in Net Sales.
In the case of any product that is sold by or on behalf of Purchaser or Seller or their Affiliates or Sublicensees which contains a Product in combination with one or more Therapeutically Active ingredients, products or components (a “Combination Product”), Net Sales for such Combination Product shall be calculated by [***]
In the event a Product is sold with one or more other products or services for a single price (together, a “Multiple Product Offering”), [***]

Annex A page 6

*** Confidential Treatment Requested

     “Order” means any writ, judgment, decree, injunction, award, assessment, decision, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     “Patents” means United States and foreign patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part and divisions thereof.
     “Percentage-Based Payments” means the payments specified in Sections 1.5(f) and 1.6(d).
     “Permitted Liens” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and not otherwise relating to obligations in excess of [***] (iii) zoning, entitlement and other land use and environmental regulations by any Governmental or Regulatory Authority; (v) title of a lessor under a capital or operating lease that is an Assumed Contract; and (vi) such other imperfections in title, charges, easements, rights of way, restrictions, defects, exceptions and encumbrances which do not materially and adversely impact the value or utility of the affected property.
     “Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents in each case granted or issued by any Governmental or Regulatory Authority or pursuant to any Law.
     “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.
     “Phase 2b Clinical Trial” shall mean a human clinical trial that is carried out to determine efficacy and dose range and obtain data that can be submitted to the FDA in satisfaction of the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).
     “Phase 3 Clinical Trial” shall mean a human clinical trial that is carried out to obtain data that can be submitted to the FDA in satisfaction of the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).
     “Pollutant” means (A) any petroleum or petroleum products, flammable or explosive materials, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any
*** Confidential Treatment Requested

Annex A page 7

Environmental Law; and (C) any other chemical or other material or substance, exposure to which is or becomes prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.
     “Product” means the 806 Product, any Back-Up 806 Product and any 119 Product.
     “Programs” means the HIV Program and the MEK Program.
     “Purchaser 806 Patents” means any Patent that is Controlled by Purchaser in any territory outside the United States and Canada if the manufacture, use, sale, offer for sale or import of the 806 Product or Back-Up 806 Product, as applicable, in such territory would, but for a license to such Patent, infringe such Patent.
     “Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant).
     “Relevant Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes that includes Taxes related to the Transferred Assets or the HIV or MEK Programs, including any schedule or attachment thereto, and any amendment thereof.
     “Removal,” “Remedial” and “Response” actions include the types of removal, remedial and response activities covered by CERCLA, RCRA, and other comparable Environmental Laws, whether required by a Governmental or Regulatory Authority or by a Person asserting a private right of action under such Environmental Laws.
     “Royalty Term” shall mean, for a given Product sold in a particular country, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the expiration of the last to expire issued patent within the Acquired Intellectual Property in such country that claims the composition of matter of such Product.
     “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

Annex A page 8

     “Sublicensee” shall mean a Third Party to whom Purchaser or Seller or any of their Affiliates, as applicable, has granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products, beyond the mere right to purchase Product from Purchaser or Seller or any of their Affiliates, as applicable.
     “Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including a tax under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, customs duty, fee or other similar assessment or charge in the nature of a tax, imposed by any Governmental or Regulatory Authority, including any interest or penalty thereon or addition thereto, whether disputed or not and whether payable by reason of being a member of an affiliated, consolidated, combined or unitary group, any contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.
     “Therapeutically Active” means biologically active but shall not include diluents, vehicles or specific adjuvants or any other ingredient which does not have any, or has only incidental, therapeutic properties when present alone.
     “Third Party” shall mean any Person other than Purchaser or Seller or an Affiliate of Purchaser or Seller.
     “Trade Secrets” means any information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
     “United States” shall mean the United States of America and its territories and possessions.
     B. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquired Intellectual Property	1.1(c)
Actions	3.10
Agreement	Preamble
Allocation	1.7
Assumed Contracts	1.1(d)
Assumed Liabilities	1.3
Benefit Plans	1.2(b)
Closing	2.1

Annex A page 9

Term	Section
Closing Date	2.1
Combination Product	Annex A- Definition of “Net Sales”
Contract Assignment	2.2(c)
Development Status Committee	2.5(a)
Dispute	7.4(a)
Enforceability Exceptions	3.2
Excluded Assets	1.2
Excluded Contracts	1.2(g)
Excluded Liabilities	1.4
Expiration Date	5.1
General Assignment	2.2(b)
Indemnified Party	5.4
Indemnifying Party	5.4
Inventories	1.1(a)
Lease	1.5(b)
Lien	3.8
Master Services Agreement	1.5(b)
Multiple Product Offering	Annex A- Definition of “Net Sales”
Option	1.6
Option License	1.6(a)
Patent Assignment	2.2(d)
Permitted Liens	3.8
Post-Closing Period	2.4(c)
Pre-Closing Period	2.4(c)
Program Affiliates	3.1
Purchaser	Preamble
Seller	Preamble
Transaction Documents	2.2
Transfer	1.1
Transferred Assets	1.1
Transfer Taxes	2.4(a)
C. Other Definitional and Interpretive Matters.
     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Annex A page 10

     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
     Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Annex A page 11

Exhibit A
BILL OF SALE
     THIS BILL OF SALE (this “Bill of Sale”) is made and entered into as of December 21, 2006 by and between Valeant Research & Development, a Delaware corporation (the “Seller”), to and for the benefit of IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”).
     WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Seller desires to Transfer the Transferred Assets to Purchaser;
     NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:
     1. Sale, Assignment, Transfer, Conveyance and Delivery. Seller hereby Transfers to Purchaser all of Seller’s right, title and interest in, to and under the Transferred Assets. Notwithstanding the foregoing, Seller is not Transferring any Excluded Assets to Purchaser.
     2. Governing Law. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles.
     3. Assignment; Third Party Beneficiaries. This Bill of Sale and all of the provisions hereof shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns.
     4. Made Pursuant to Purchase Agreement; Capitalized Terms. This Bill of Sale is made and entered into pursuant to, and subject in all respects to the terms of, the Purchase Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the date first above written.

Valeant	Research & Development

By:

Name:

Title:

Signature Page to Bill of Sale

Exhibit B
GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2006 by and between Valeant Research & Development, a Delaware corporation (the “Seller”) and IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”).
     WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Seller is causing the Transferred Assets to be Transferred to Purchaser; and
     WHEREAS, Purchaser desires to assume the Assumed Liabilities and Seller desires to Transfer the Transferred Assets.
     NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:
     1. Assignment. Seller hereby assigns to Purchaser all Seller’s rights, title and interest in and to the Transferred Assets; provided, however, that with respect to any Transferred Asset for which a required Third Party consent has not been obtained as of the date hereof, such assignment shall be effective only as of the date, if any, such consent is obtained.
     2. Assumption. Purchaser assumes and agrees to pay, perform and discharge or cause to be paid, performed and discharged the Assumed Liabilities when due. Purchaser is not assuming any Excluded Liabilities.
     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles.
     4. Agreement; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns.
     5. Made Pursuant to Purchase Agreement; Capitalized Terms. This Agreement is made and entered into pursuant to, and subject in all respects to the terms of, the Purchase Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.
     6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Valeant Research & Development

By:

Name:

Title:

IntraBiotics Pharmaceuticals, Inc.

By:

Name:

Title:

Exhibit C
CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of December 21, 2006 by and between Valeant Research & Development, a Delaware corporation (the “Seller”) and IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”).
     WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Seller is causing the Transferred Assets to be Transferred to Purchaser; and
     WHEREAS, Seller desires to assign to Purchaser all of Seller’s right, title and interest in, to and under the Assumed Contracts, and Purchaser desires to assume all of the obligations and Liabilities of Seller or any of its Affiliates under the Assumed Contracts to be performed under the Assumed Contracts after the Closing.
     NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:
     1. Assignment. Seller hereby assigns to Purchaser all Seller’s rights, title and interest in and to the Assumed Contracts; provided, however, that with respect to any Assumed Contract for which a required Third Party consent has not been obtained as of the date hereof, such assignment shall be effective only as of the date, if any, such consent is obtained.
     2. Assumption. Purchaser hereby assumes and agrees to pay, perform and discharge or cause to be paid, performed and discharged when due all obligations and Liabilities of Seller to be performed under the Assumed Contracts after the Closing (regardless of whether a customer prepaid for any service to be performed after the Closing).
     3. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles.
     4. Assignment; Third Party Beneficiaries. This Assignment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     5. Made Pursuant to Purchase Agreement; Capitalized Terms. This Assignment is made and entered into pursuant to, and subject in all respects to the terms of, the Purchase Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

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     6. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures.
[Signature page follows]

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     IN WITNESS WHEREOF, Sellers and Purchaser have duly executed this Assignment as of the date first above written.

Valeant Research & Development

By:

Name:

Title:

IntraBiotics Pharmaceuticals, Inc.

By:

Name:

Title:

Signature page to Contract Assignment

Exhibit D
FORM OF PATENT ASSIGNMENTS

STANDARD CORPORATE TO CORPORATE ASSIGNMENT	Docket Number
Whereas,                                                                                                               , (hereinafter termed “Assignor”), owns entire interest in the right and title in the invention described below (hereinafter “Said Invention,”) entitled:

               for which an international patent application was filed on                                         ,
               Application No.                                         .
WHEREAS,                                                             , a corporation of the State of                      , having a place of business at                                         , (hereinafter termed “Assignee”), is desirous of acquiring the entire right, title and interest in and to said application and the invention disclosed therein, and in and to all embodiments of the invention, heretofore conceived, made or discovered jointly or severally by said Inventors (all collectively hereinafter termed “said invention”), and in and to any and all patents, inventor’s certificates and other forms of protection (hereinafter termed “patents”) thereon granted in the United States and foreign countries.
     NOW, THEREFORE, in consideration of good and valuable consideration acknowledged by said Assignor to have been received in full from said Assignee:
     1. Said Assignor does hereby sell, assign, transfer and convey unto said Assignee its entire right, title and interest (a) in and to Said Invention; (b) in and to all rights to apply for foreign patents on Said Invention pursuant to the International Convention for the Protection of Industrial Property or otherwise; (c) in and to any and all applications filed and any and all patents granted on Said Invention in the United States or any foreign country, including each and every application filed and each and every patent granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of said applications; and (d) in and to each and every reissue or extensions of any of said patents.
     2. Said Assignor hereby covenants and agrees to cooperate with said Assignee to enable said Assignee, to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation by the Assignor shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by the parties (a) for perfecting in said Assignee the right, title and interest herein conveyed; (b) for prosecuting any of said applications; (c) for filing and prosecuting substitute, divisional, continuing or additional applications covering Said Inventions; (d) for filing and prosecuting applications for reissuance of any said patents; (e) for interference or other priority proceedings involving Said Invention; and (f) for legal proceedings involving Said Invention and any applications therefor and any patents granted thereon, including without limitation reissues and reexaminations, opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions.
     3. The terms and covenants of this assignment shall inure to the benefit of said Assignee, its successors, assigns and other legal representatives, and shall be binding upon the Assignor, its successors, assigns and other legal representatives.
     4. Said Assignor hereby warrants and represents that the Assignor has not entered and will not enter into any assignment, contract, or understanding in conflict herewith.
     IN WITNESS WHEREOF, said Assignor has executed and delivered this instrument to said Assignee as of the date written below.

ASSIGNOR NAME:

Date:	By:

Title:

EXHIBIT E
SECOND FLOOR LEASE TERMS
3300 Hyland Ave
Costa Mesa, CA

Lease Terms

Tenant:	Purchaser

Landlord:	Seller

Premises:	The entire second floor of 3300 Hyland Avenue, Costa Mesa, California (“Building”) Suite 200 consisting of approximately 62,000 rentable square feet and certain designated lab space on the first floor of the Building (which square footage shall be confirmed prior to lease execution). Tenant shall have access to and use of all Building common areas including lobbies and loading docks throughout the Lease Term. Premises shall be delivered “as is” with no warranties of any kind.

Sublease:	Tenant shall sublease to Seller space in the Premises consisting of one office and one conference room in an agreed upon location. Such sublease shall be co-terminous with the Lease and rent for such space shall be prorated based on Tenant’s actual rent and NNN charges for the Premises.

Parking:	A reasonable amount of parking spaces, consistent with the use of the Premises, free of charge for the Lease Term.

Lease Term:	24 Months commencing on the closing of the asset purchase, with an option to terminate at the end of year one with prior notice but no penalty.

Basic Rent Payments:	Year 1 = $1.50 per rentable square foot per month, NNN.
Year 2 = $1.80 per rentable square foot per month, NNN.

“NNN” Lease:	The Lease form will be the AIR Commercial Real Estate Association Standard Multi-Tenant Office Lease-Net, as modified to reflect substantially the terms set forth herein and any other terms agreed upon by the parties.

Operating Expenses:	Tenant shall pay its pro rata share of common area operating expenses and property taxes on the Building and all operating expenses within the Premises. To the extent that separate metering is required by Landlord, Tenant shall install such metering at Tenant’s expense. If no separate metering is required by Landlord, Landlord shall determine in good faith Tenant’s share of expenses for the Premises (which, it is understood shall be in excess of a pro-rated amount due to the use of the Premises). Utilities to be further addressed in the Lease document.

Use:	Pharmaceutical lab, research and development, general office, and administration, in each case in compliance with all applicable laws.

Hours of Operation:	Tenant shall have access to and use of Premises on a 24/7/365 basis.

Security System:	Tenant shall have the right, at Tenant’s option, to either (i) reconfigure the security system serving the Premises to separate such system from the Building security system or (ii) disconnect those portions of the security system serving the Premises and install a separate system. The cost to do such work shall be paid by Tenant.

Security Deposit:	None.

Improvements:	None. Tenant shall accept the Premises “as-is” and any modification to the Premises shall require the consent of Landlord, which may be withheld in its reasonable discretion.

Hazardous Materials:	Hazardous Substances must be handled in accordance with applicable law. Before the Commencement Date, Tenant shall deliver to Landlord a list of each type of Hazardous Substances to be handled in the Premises during the Lease Term along with copies of all applicable governmental approvals or permits. No later than the end of the Lease Term, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant and approved by Landlord in order to surrender the Premises, free from any residual impact of Hazardous Substances handled at the Premises and shall after approval by Landlord implement the surrender plan, to the reasonable satisfaction of Landlord.

Subleasing and Assignment:	Landlord shall have reasonable approval rights regarding assignment or subleasing by Tenant. Lease (including the sublease by Tenant to Seller) shall be assignable by Landlord in its sole discretion.

Tenant may assign or sublease to an affiliate or successor to tenant by merger, acquisition, etc. without Landlord’s prior consent.

Indemnities:	Tenant shall indemnify Landlord for liabilities arising from occurrences in the Premises during the Lease Term and Landlord shall indemnify Tenant for liabilities arising from occurrences in the Premises before the Lease Term. The indemnities set forth herein shall apply to Hazardous Substances as well.

Insurance:	At all times during the Lease Term, Tenant shall keep in force insurance coverage reasonably acceptable to Landlord, including, without limitation: (a) general commercial liability insurance policy to protect Landlord and any, for at least [***] per occurrence and at least [***] in annual aggregate, (b) business auto liability coverage for [***] per accident, (c) worker’s compensation insurance as required by law, (d) employer’s liability coverage for at least [***] per accident, [***] disease policy limit, [***] disease (each employee); (e) all risk or special form coverage protecting Tenant against loss of or damage to, among others, Tenant’s alterations, floor covering, fixtures, inventory and other business personal property to the full replacement value; (f) business interruption insurance for at least 3 months of income; and (g) excess liability for at least [***]. Landlord shall be named as additional insured. Insurance provisions will include other customary insurance provisions (e.g., waiver of subrogation, certificate of insurance required prior to occupancy and contractor’s insurance to be comparable to Tenant’s insurance requirements).

Other Terms:	Other customary terms appropriate for the Premises and permitted use.
*** Confidential Treatment Requested

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Exhibit F
MASTER SERVICES AGREEMENT
     This Master Services Agreement (the “Agreement”) is, entered into as of December 21, 2006 (the “Effective Date”) by and between IntraBiotics Pharmaceuticals, Inc. having a business address at 1009 Oak Hill Road, Suite 201, Lafayette, California 94549 (hereinafter referred to as “Company”) and Valeant Research & Development having a business address at 3300 Hyland Avenue, Costa Mesa, California 92626 (hereinafter referred to as “SPONSOR”).
     Whereas, SPONSOR possesses proprietary information and rights relating to Compounds (as defined herein) and other Materials (as hereinafter defined);
     Whereas, Company has experience in the testing of pharmaceutical products;
     Whereas, under the terms of the Confidentiality Agreement between the parties dated September 13, 2006, SPONSOR provided Company with, inter alia, information relating to certain Material;
     Whereas, SPONSOR desires Company to screen and further develop Compounds against the criteria outlined in Appendix 1 and perform such other services as described herein; and
     Whereas, Company is willing to perform such services for SPONSOR on a fee for service basis pursuant to the terms set forth herein.
     NOW, THEREFORE, the parties agree as follows:

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Section 1.0 Definitions
1.1	“Affiliate” of a party to this Agreement shall mean any corporation or partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with such party.

1.2	“Company Property” shall have the meaning set forth in Section 4.2.

1.3	“Compound” shall mean any and all compounds relating to [***]

1.4	“Compound Criteria” shall mean the criteria set forth in Subsections B and C of the Development Program for determining a Compound’s eligibility for further development.

1.5	”Control” shall mean the legal power to direct or cause the direction of the general management or partners of such entity whether through the ownership of voting securities, by contract or otherwise.

1.6	“Confidential Information” shall mean all information and materials (whether or not patentable) regarding a party’s Technical Information or business, and which is disclosed or otherwise provided to the other party under the provisions of this Agreement.

1.7	“Development Program” shall mean the development work to be performed by Company for the screening, identification and preclinical development of Compounds, as set forth in greater detail in Appendix 1 attached hereto.

1.8	“Discovery Platform” shall mean the Company’s platform for structure-based drug discovery, including but not limited to structural biology, computational chemistry and combinatorial chemistry, used to discover compounds directed
*** Confidential Treatment Requested

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toward pharmaceutical targets, including but not limited to the targets that are the subject of the Development Program.
1.9	“FTE” shall mean the equivalent of the full time effort of one qualified individual for a period of one year.

1.10	“GLP” shall mean those practices, as amended from time to time, conducted in accordance with the requirements of the United States Code of Federal Regulations (Title 21, Part 58).

1.11	“Good Manufacturing Practices” or “GMP” shall mean those practices, as amended from time to time, related to the manufacture of pharmaceutical active ingredients and their precursors, as set forth in the United States Code of Federal Regulations (Title 21, Parts 210-211).

1.12	“Material” shall mean all Compounds, and all patents, patent applications, know-how, methods and other intellectual property with respect thereto, which SPONSOR owns or has the right to grant sublicenses to use, and which are necessary or useful for Company’s performance of the Development Program.

1.13	“Program Information” shall mean any Technical Information, other than Company Property, developed or conceived under or in connection with the Development Program.

1.14	“Program Inventions” shall mean all inventions, other than Company Property, developed as a result of performance of the Development Program, and all patents and patent applications related thereto.

1.15	“Scientists” shall mean those employees of Company who have earned Masters or Doctoral degrees in the scientific disciplines appropriate to conduct the Development Work and who are assigned to the Development Program. Grade 1

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Scientists shall have at least a Masters Degree in the relevant scientific discipline. Grade 2 Scientists shall have at least a Doctoral Degree in the relevant scientific discipline.
1.16	“Technical Information” shall mean know-how, trade secrets, technology, processes, data, and regulatory and other information.

1.17	“Third Party” shall mean any party other than Company, SPONSOR or their respective Affiliates.

1.18	In the definitions, the singular shall include the plural and vice versa.
Section 2.0 Development Program
2.1	Company shall make available, as may be reasonably required, the services of up to 15 of its Scientists to perform tasks in the Development Program. The parties shall participate in quarterly conferences during the term of this Agreement, or more frequently as mutually agreed, to review the status of the Development Program. At least two of the conferences held each calendar year shall be face-to-face meetings (alternating between meetings at each party’s facilities) at intervals of not more than six months apart. At the request of SPONSOR, but not more frequently than quarterly, Company shall furnish to SPONSOR in confidence, as Program Information, periodic written reports describing the results obtained in Company’s efforts under the Development Program, including, but not limited to laboratory and experimental results with respect to Compounds screened.

Within fifteen (15) days of SPONSOR’s written notice to Company that no further services should be provided pursuant to Subsection B of Appendix 1, Company shall provide SPONSOR with a brief summary setting forth the results

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of such services (the “Initial Report”). Within fifteen (15) days of SPONSOR’s written notice to Company that no further services should be provided pursuant to Subsection C of Appendix 1, Company shall provide SPONSOR with a final written report setting forth the results of services provided under Subsections B and C of Appendix 1 (the “Final Report”). The Final Report shall include laboratory and experimental results with respect to Compounds screened, and shall be in a format agreed to by the parties. SPONSOR and Company will meet to review the Initial Report and the Final Report, and to discuss which Compounds, if any, shall proceed to the next stage of the Development Program. SPONSOR will reasonably consider Company’s recommendations, but SPONSOR will ultimately have sole discretion in determining which, if any, Compounds will proceed to the next stage of the Development Program.
2.2	Company shall use commercially reasonable efforts to perform the services and provide the deliverables set forth in Appendix 1 in the timeframes provided in Appendix 1. All development and sample production shall be conducted under applicable GMP or GLP conditions, as applicable.

2.3	Company will maintain complete and accurate records which are relevant to its execution of the Development Program (the “Program Records”). Company shall maintain all Program Records, including raw data, in good order. Company shall make Program Records available to SPONSOR during Company’s regular business hours upon reasonable advance notice for a period of seven (7) years from creation of individual records for examination, at SPONSOR’s expense.

2.4	The FDA, in the person of a scientifically trained and properly authorized employee of the department, may request access to all Program Records. Upon notice that such an audit may occur, Company will promptly advise SPONSOR by telephone and in writing of the nature and intent of the audit. If Program Records are requested and/or copied by the FDA, Company shall maintain a duplicate copy or sample of everything requested by the FDA representative.

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2.5	During the term of this Agreement and upon advance notice to Company, SPONSOR’s representative may visit Company’s facility at reasonable times and with reasonable frequency during Company’s normal business hours to observe the progress of the Development Program. Company will assist SPONSOR in scheduling such visits.

2.6	In connection with the Development Program, SPONSOR shall provide to Company, at no charge to Company, the Material. Title to Material shall remain with SPONSOR at all times, including while the Material is in Company’s possession. SPONSOR hereby grants to Company, during the term of this Agreement, a non-exclusive, fully-paid license to make, have made and use the Material to perform Company’s obligations under this Agreement. Company shall properly identify such Material as the property of SPONSOR and shall not use such Material for any purpose other than to satisfy its obligations under this Agreement. Company agrees to use reasonable care in the storage and handling of the Materials. Title to work in process containing or comprising Material also remains at all times with SPONSOR.

2.7	Subject to this Section 2.7, each party shall be responsible for the safety of its employees and agents with respect to activities relating to the performance of the Development Program hereunder, and for liability for damages or personal injuries, including death, resulting from such activities without any warranty, liability or indemnification on the part of the other party. SPONSOR shall indemnify, defend and hold Company and its Affiliates, and their respective directors and employees (collectively, the “Company Indemnitees”) harmless from and against any and all liabilities, claims, demands, damages, losses, costs, expenses or money judgments (including reasonable attorney’s fees) incurred or rendered against Company Indemnitees by Third Parties which arise out of (i) the Development Program, (ii) the use or sale of any Compounds identified and/or developed pursuant to the Development Program, (iii) the acts or

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omissions of SPONSOR’s employees or agents during or resulting from any Lab Access (as defined in Appendix 1) by such employees or agents and/or (iv) a breach by SPONSOR of any provision of this Agreement, except in each case to the extent resulting from the negligence or misconduct of a Company Indemnitee or a breach by Company of any provision of this Agreement. Company shall indemnify, defend and hold SPONSOR and its Affiliates, and their respective directors and employees (collectively, the “SPONSOR Indemnitees”) harmless from and against any and all liabilities, claims, demands, damages, losses, costs, expenses or money judgments (including reasonable attorney’s fees) incurred or rendered against SPONSOR by Third Parties which arise from a breach by Company of any provision of this Agreement, except to the extent resulting from the negligence or misconduct of a SPONSOR Indemnitee or a breach by SPONSOR of any provision of this Agreement.
2.8	Each of SPONSOR’s and Company’s agreement to indemnify and hold harmless under Section 2.7 is conditioned upon the party seeking indemnification: (a) providing written notice to the indemnifying party of any claims or demands arising out of the indemnified activities promptly after the indemnified party has knowledge of such claim or demand, (b) permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for and defend against such claim or demand, (c) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation or, preparation for and defense of any such claim or demand, and (d) not compromising or settling such claim or demand without the indemnifying party’s prior written consent. The indemnifying party shall not enter into a settlement agreement that admits fault on the part of any indemnified party without prior written permission of the indemnified party. Notwithstanding the foregoing, the payment of cash shall not in and of itself constitute an admission of fault.

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2.9	All activities of each party in connection with the Development Program shall be carried out by each party in strict compliance with any applicable federal, state, or local laws, regulations or guidelines governing such activities.

2.10	Company will not use the services of any person debarred by the FDA in the carrying out of activities set forth in the Development Program.

2.11	In the performance of the duties contemplated hereunder, the status of the parties, including employees and agents of each, shall be that of independent contractors, and not as employees, agents, or fiduciaries of the other party, and neither party shall have the right to make commitments for or on behalf of the other party.

2.12	Fees for the Development Program shall be paid by SPONSOR in accordance with the amounts set forth in Appendix 1 and shall include all costs for labor, materials (other than the Material provided under Section 2.6), project administration and management (including travel) and allocated overhead (other than costs associates with Program Records maintenance under Section 2.3). Deviations from the terms of Appendix 1 must be agreed to in advance in writing by SPONSOR. Company shall invoice SPONSOR quarterly for all amounts payable hereunder; provided SPONSOR shall notify Company in writing in the event a milestone payment is due hereunder from SPONSOR. Payment shall be made to Company within [***] of receipt of Company’s invoice therefor. In the event any payment due under this Agreement from SPONSOR is not made when due, the payment shall accrue interest at the rate of [***] per month; provided in no event shall such rate exceed the maximum legal annual interest rate.
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Section 3.0 Confidential Information:
3.1	During the term of this Agreement, each of Company and SPONSOR (the “Disclosing Party”) may disclose to the other party (the “Receiving Party”), in confidence subject to this Section 3.0, relevant Confidential Information. The Receiving Party shall maintain such Confidential Information of the Disclosing Party in confidence and shall not disclose, or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to and in order to carry out the terms and objectives of this Agreement. For purposes hereof, Program Information shall be considered Confidential Information of SPONSOR.

3.2	Section 3.1 shall not apply to the extent such Confidential Information:
(a)	was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party as evidenced by the prior written records of the Receiving Party; or

(b)	either before or after the date of the disclosure to the Receiving Party, is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party rightfully in possession of the Confidential Information; or

(c)	either before or after the date of the disclosure to the Receiving Party, becomes published or generally known to the public, through no fault or omission on the part of the Receiving Party.
Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the Receiving Party shall provide

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advance notice to the Disclosing Party hereto where practicable and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; (b) is otherwise required by law or regulation; provided that the Receiving Party shall give notice to the Disclosing Party and shall make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required or to seek other confidential treatment of such information; or (c) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.
3.3	The provisions of this Section 3.0 shall supersede any confidentiality agreements between the parties related to the subject matter hereof and shall survive termination of this Agreement.
Section 4.0 Patents and Copyrights
4.1	SPONSOR shall own all Program Information and Program Inventions, as well as all inventions and other proprietary information made by SPONSOR’s employees, consultants or agents at any time.

4.2	SPONSOR acknowledges that Company possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including Company’s Discovery Platform, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software which are owned by Company and which relate to its business or operations (collectively “ Company Property”). Notwithstanding Section 4.1, SPONSOR and Company agree that any Company Property, and improvements thereto, which are used, improved, modified or developed by Company under or during the term of this Agreement are the sole and exclusive property of Company. For clarification, any inventions or other

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discoveries that are made by Company and its agents outside of the scope of the Development Program are Company Property.
4.3	Company shall promptly disclose to SPONSOR in writing any Program Inventions. SPONSOR may elect to file and prosecute a patent application in the name of SPONSOR on the invention described in such invention disclosure. Company, shall execute, acknowledge, and deliver to SPONSOR all such further papers, including assignments and applications for patents, as may be reasonably prepared by SPONSOR and which are necessary to enable SPONSOR to publish or protect said inventions by patent or otherwise in any and all countries and to vest title to said patents, and inventions in SPONSOR or its nominees, their successors or assigns, and shall render, at SPONSOR’s expense, all such reasonable assistance as SPONSOR may require in any Patent Office proceeding or litigation involving said inventions, improvements, ideas or SPONSOR’s Confidential Information or Program Information. Company shall have its employees execute any documents as may be reasonably necessary to enable SPONSOR to publish or protect said inventions and to vest title to said patents and inventions in SPONSOR. Company, as part of the services to be performed hereunder, shall keep written notebook records of its work, properly witnessed for use as invention records, and shall submit copies of such records to SPONSOR when requested or at the termination or expiration of this Agreement. Any Confidential Information of Company included therein which is not related to the Development Program may be redacted prior to provision to SPONSOR of such copies.

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Section 5.0 No Warranties
5.1	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER COMPANY NOR SPONSOR MAKES ANY WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, (a) SPONSOR does not warrant that the use Material delivered hereunder will not infringe the claims of any United States or other patents covering the Material itself or the use thereof in combination with other products or in the operation of any process and (b) except as expressly set forth in this Agreement, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES TO BE PROVIDED HEREUNDER BY COMPANY FOR ANY PURPOSE OR USE.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 2.7.
Section 6.0 Term and Termination:
6.1	This Agreement shall remain in effect until the later of such time as all work under Subsections B and C of Appendix 1 is completed with respect to Compounds included in Material provided to Company, or the second anniversary of the Effective Date, unless extended by mutual agreement of the parties, or unless terminated in accordance with the provisions of Section 6.2.

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6.2	(i) SPONSOR may terminate this Agreement at any time after the first anniversary of the Effective Date by giving not less than [***] days prior written notice to Company.
(ii) Company may terminate this Agreement at any time after the second anniversary of the Effective Date by giving not less than [***] days prior written notice to SPONSOR.
(iii) Either Party may terminate this Agreement upon not less that [***] days prior written notice to the other, upon a material breach or default by the other, if such breach or default is not cured within the [***] day period after receipt of such written notice.
6.3	Termination of this Agreement shall be without prejudice to Company’s right to receive (a) all payments earned pursuant to Subsection A(1) of Appendix 1, (b) all third party expenses reimbursable pursuant Subsection A(2) of Appendix 1 and (c) the milestone payments set forth in Subsection A(3) of Appendix 1. After termination of this Agreement by SPONSOR, or termination by Company due to a breach of this Agreement by SPONSOR, SPONSOR shall reimburse Company within [***] days after invoice for any uncancellable obligations and expenses, committed by Company prior to such termination, in connection with the Development Program and which Company is obligated to pay. Company will give notice to SPONSOR of any such uncancellable obligations following notice or receipt of termination, as applicable.

6.4	Should a party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within [***] days of filing, enter into an arrangement for the benefit of creditors, enter into a procedure of winding up to dissolution or should a Trustee or Receiver be appointed for its business assets or
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operations, the other party shall be entitled to terminate this Agreement forthwith by giving written notice to the first party.
Section 7.0 Miscellaneous:
7.1	This Agreement may not be assigned by either party without the prior written consent of the other, except that either party may assign its rights and/or obligations hereunder to any of its Affiliates or in the event of the transfer or sale of all or substantially all of the business to which the subject matter of this Agreement relates, to a third party, whether by merger, sale of stock, sale of assets, or otherwise. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempt to assign or otherwise transfer any rights or obligations hereunder, except in compliance with this Section 7.1, shall be null and void and of no effect.

7.2	Each party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.3	Neither party shall be liable to the other for any delay or default in such party’s performance hereunder (other than performance of payment obligations) if such delay or default is caused by conditions beyond such party’s control including, but not limited to, acts of God, government or regulatory action, war, civil commotion, destruction of development or production facilities or materials by earthquake, fire, flood or storm, labor disturbances, or failure of suppliers, public utilities or common carriers. Each party agrees to promptly notify the other party of any event of force majeure under this Section and to employ all reasonable efforts toward prompt resumption of its performance when possible. If a force majeure event prevents performance by one party for more than six (6) months,

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the other party shall have the right to terminate this Agreement. Neither party shall be liable to the other party for consequential damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of a force majeure event.
7.4	If any part or provision of this Agreement is held to be unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

7.5	Any term or condition of this Agreement may be waived at any time by the parties that are entitled to benefit thereof, but no such waiver shall be effective unless set forth in a written instrument signed by the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any further occasion.

7.6	Neither party shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, the other party’s customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other.

7.7	All notices and other communications required or permitted to be given under or in connection with this Agreement shall be in writing, and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), express courier service (signature required), telexed, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following

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addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

Notice to Company:	Notice to SPONSOR:
IntraBiotics Pharmaceuticals, Inc.	Valeant Research & Development
1009 Oak Hill Road, Suite 201	One Enterprise
Lafayette, California 94549	Aliso Viejo, California 92656
Attn: Chief Executive Officer	Attn: General Counsel
Fax No.: (___)	Fax No.: (949) 461-6641

With a copy to:
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Attn: General Counsel
Fax No.: (949) 461-6641

With a copy to:	With a copy to:
Cooley Godward Kronish LLP	Skadden, Arps, Slate, Meagher & Flom LLP
4401 Eastgate Mall	Four Times Square
San Diego, California 92121	New York, New York 10036
Attn: Ethan Christensen, Esq.	Attn: Bruce J. Goldner, Esq.
Fax No.: (858) 550-6420	Fax No.: (917) 777-2972
7.8	No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

7.9	This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to its choice of law principles.

7.10	This Agreement constitutes and contains the sole and entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties, respecting the subject matter hereof.

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7.11	The provisions of Sections 1.0, 2.3, 2.7, 2.8, 2.12, 3.0, 4.0, 5.0, 6.3, 7.1, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11, and Subsection A of Appendix 1, shall survive the termination for any reason of this Agreement.
[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

SPONSOR:	COMPANY:

Valeant Research & Development	IntraBiotics Pharmaceuticals, Inc.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Master Services Agreement]

Appendix 1
A. Payment Provisions.
     1. Personnel Rates:
During the term of this Agreement, SPONSOR shall pay the Company up to $3.5 million per year, billed quarterly, for the actual services provided by up to 15 FTEs from the Company, and at the applicable rates listed below for such FTEs. The distribution of these 15 FTEs between Company officers, Scientists Grade 1, Scientists Grade 2, and laboratory support personnel will be at the discretion of the Company. For any additional personnel resources that are supplied at the mutual agreement of both parties, the Sponsor will also pay the Company based on the following rate schedule.
     Company officer: [***] per year if fully assigned to the Development Program
     Scientist Grade 2: [***] per year if fully assigned to the Development Program
     Scientist Grade 1: [***] per year if fully assigned to the Development Program
     2. Third Party Expenses:
SPONSOR shall reimburse Company for pre-approved actual documented third party expenses relating to the Development Program. It is anticipated that such amounts will not exceed [***].
     3. Milestone Payments:
SPONSOR shall pay Company a one-time milestone payment of $500,000 (five hundred thousand dollars) for Company’s identification to SPONSOR of at least one Compound that meets the criteria set forth in Subsection B hereof for selection as a Development Candidate. Such payment shall be due upon selection by the Company and SPONSOR of such Compound, or if this Agreement is terminated by SPONSOR pursuant to Section 6.2(i) or by Company pursuant to Section 6.2(iii) prior to such identification, then it shall be due upon any further research or development by SPONSOR (or its Affiliate or sublicensee), upon further research or development of a Compound within [***] following such termination of this Agreement.
SPONSOR shall pay Company a one-time milestone payment of $500,000 (five hundred thousand dollars) due upon the filing by SPONSOR (or its Affiliate or sublicensee) of an IND with respect to any Compound. Such payment shall not be payable if SPONSOR has terminated this Agreement pursuant to Section 6.2(iii) of the Agreement.
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1.

     4. Lab Access Payments:
In consideration for the Company providing SPONSOR with Lab Access (as defined below), SPONSOR shall pay the Company [***] during the first six full calendar months after the date hereof (and prorated, based on a 30-day month, for the any part of the initial month). Thereafter, during the term of this Agreement, SPONSOR shall pay the Company a Lab Access fee of [***], for any or part of any day of Lab Access. “Lab Access” shall mean access by SPONSOR’s employees, agents, representatives or consultants to the drug development facilities and equipment of the Company, together with ancillary services (such as waste disposal and utilities), during normal business hours or during such other times as the parties shall agree. All Lab Access payments shall be prorated (based on a 30-day month) to exclude those days during which the drug development facilities and equipment are not fully available to SPONSOR’s employees, agents, representatives or consultants due to such facilities or equipment not being in good working order or due to the temporary needs of the Company to have exclusive access to such facilities or equipment. All Lab Access payments shall be due [***] after SPONSOR’s receipt of invoice for such services by the Company.
B. Compound Criteria for Development Candidates
Company will design and test Compounds, provided by SPONSOR pursuant to Section 2.6 of the Agreement or otherwise identified in the Material, against the criteria set forth below for Development Candidates. Compounds meeting the following criteria would be considered Development Candidates:
•	Pharmacology Criteria
[***]
•	Pharmacokinetic Criteria
[***]
•	Toxicology Criteria
[***]
•	CMC Activities
[***]
C. Compound Criteria for IND Candidate
Company, in conjunction with SPONSOR, will identify [***] Compounds that meet the criteria above for Development Candidates. Company will test such Compounds against the criteria set forth below for IND Candidates. Compounds meeting the following criteria would be considered IND Candidates:
•	Pharmacology Studies/Criteria

2.

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[***]
•	Pharmacokinetic Studies/Criteria
[***]
•	Toxicology Studies/Criteria
[***]
•	CMC Activities/Criteria
[***]

3.

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D. Possible Additional Services.
Upon completion of the testing set forth above, the parties will select, pursuant to Section 2.1 of the Agreement, a lead candidate compound to designate as the IND Candidate. Company and SPONSOR may mutually agree to conduct additional characterization tests as defined below in preparation for filing the IND.
•	Pharmacology Studies (Anticonvulsive Screening Program)
[***]
•	Pharmacokinetic Studies
[***]
•	Toxicology Studies
[***]
•	CMC Studies
[***]

4.

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Exhibit G
CERTIFICATION OF NONFOREIGN STATUS
     Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of United States real property interests by Valeant Research & Development, a Delaware corporation (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:
1.	The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. Employer Identification number is .

3.	The office address of the Transferor is 3300 Hyland Avenue, Costa Mesa, California 92626.
     The Transferor understands that this certificate may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.
     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.
Dated: December ___, 2006

Valeant Research & Development

By:
Name:
Title:

5.

Exhibit H
NON-COMPETE AGREEMENT
     THIS NONCOMPETITION AGREEMENT (this “Noncompetition Agreement”) is being entered into as of December 21, 2006 (the “Effective Date”) by and between IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), and Valeant Research & Development, a Delaware corporation (the “Seller”).
Recitals
     Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Purchaser and the Seller are entering into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”).
     This Noncompetition Agreement is being executed and delivered by the Purchaser as an inducement, and partial consideration, for the Seller’s execution and delivery of the Asset Purchase Agreement in accordance with Section 1.5(b)(iii) of the Asset Purchase Agreement.
Agreement
     The Purchaser and the Seller agree as follows:
1. Definitions. For purposes of this Noncompetition Agreement:
     (a) “Competing Entity” shall mean a corporation or other entity that is engaged in Competitive Activities.
     (b) “Competitive Activities” shall mean competing with Seller in the field of neuropharmacology, including, without limitation, the operation of any business engaged in discovery, research or development activities with respect to pharmaceutical products targeting neurological diseases. The Seller acknowledges and agrees that the merger, consolidation or acquisition of the Purchaser with or by a Competing Entity shall not be deemed to constitute a “Competitive Activity.”
     (c) “Expiration Date” shall mean the termination date of that certain Master Services Agreement between the Purchaser and the Seller of even date herewith.
2. Restriction on Competitive Activities. The Purchaser agrees that, from the Effective Date until the Expiration Date, the Purchaser will not, directly or indirectly, alone or together or through any affiliated entity, (a) engage directly in Competitive Activities or (b) own more than 20% of the outstanding voting equity securities of, any Competing Entity; provided, however, that notwithstanding anything to the contrary contained in this Noncompetition Agreement, it shall not be a breach of this Noncompetition Agreement if the Purchaser merges or consolidates with, or is otherwise acquired by (including by acquisition of all or substantially all of the assets or business of the Purchaser) any Competing Entity.

6.

3. Termination. This Noncompetition Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Expiration Date.
4. Notice of Breach. Notwithstanding anything to the contrary contained in this Noncompetition Agreement, no conduct, activity or action shall be deemed to constitute a breach by the Purchaser of any provision of this Noncompetition Agreement unless (i) the Seller shall have delivered to the Purchaser a written notice describing, in reasonable detail, the conduct, activity or action that the Seller believes to constitute a breach of this Noncompetition Agreement and (ii) the Purchaser shall have failed to discontinue such conduct, activity or action within 30 days after receiving such written notice.
5. Governing Law; Venue. This Noncompetition Agreement shall be construed in accordance with and governed in all respects by the laws of the State of California (without regard to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Noncompetition Agreement or the breach or enforcement of any provision of this Noncompetition Agreement must be brought or otherwise commenced in a state or federal court located in Orange County, California. The Seller agrees that each state and federal court located in Orange County, California, shall be deemed to be a convenient forum for purposes of any such legal proceeding.
6. Assignment. The Seller’s rights under this Noncompetition Agreement may not be assigned or otherwise transferred by the Seller at any time, and any purported or attempted assignment of any of such rights shall be void and of no force or effect.
7. Counterparts. This Noncompetition Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Noncompetition Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

7.

     IN WITNESS WHEREOF, the parties have caused this Noncompetition Agreement to be executed and delivered as of the date first above written.

Purchaser:

IntraBiotics Pharmaceuticals, Inc., a Delaware corporation

By:
Name:
Title:

Seller:

Valeant Research & Development, a Delaware corporation

By:
Name:
Title: